Exhibit 10.2

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Option Agreement

between

Trevena, Inc.

and

Forest Laboratories Holdings Limited

Dated as of May 3, 2013

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

i

4.4.	Effective Date of the License Agreement	22

4.5.	Consequences of Early Exercise	22

ARTICLE 5	RENEGOTIATION OPTION	23

5.1.	Exercise	23

5.2.	Renegotiation	23

5.3.	Termination	23

ARTICLE 6	REPRESENTATIONS, WARRANTIES AND COVENANTS	24

6.1.	Mutual Representations and Warranties	24

6.2.	Additional Representations and Warranties of Trevena	24

6.3.	Covenant of Forest	24

6.4.	Covenants of Trevena	25

ARTICLE 7	CONFIDENTIAL INFORMATION	28

7.1.	Confidentiality Obligations	28

7.2.	Exceptions	28

7.3.	Permitted Disclosures	29

7.4.	Public Announcements	30

7.5.	Registration, Filing and Disclosure of this Agreement	30

7.6.	Return of Confidential Information	31

ARTICLE 8	INDEMNIFICATION	31

8.1.	Indemnification Obligations	31

8.2.	Indemnification Procedures	32

8.3.	Special, Indirect, and Other Losses	34

ARTICLE 9	TERM AND TERMINATION	34

9.1.	Term	34

9.2.	Termination	34

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ii

9.3.	Effect of Termination	35

9.4.	Accrued Rights; Surviving Obligations	36

ARTICLE 10	MISCELLANEOUS	37

10.1.	Export Control	37

10.2.	Assignment	37

10.3.	Severability	37

10.4.	Governing Law and Service	38

10.5.	Dispute Resolution; Arbitration	38

10.6.	Notices	39

10.7.	Entire Agreement; Amendments	40

10.8.	Equitable Relief	41

10.9.	Waiver and Non-Exclusion of Remedies	41

10.10.	No Benefit to Third Parties	41

10.11.	Further Assurance	41

10.12.	Relationship of the Parties	41

10.13.	References	42

10.14.	Construction	42

10.15.	Counterparts	42

Schedules

Schedule 1.52	Lead Compound Structure

Schedule 1.77	Renegotiation Trigger Criteria

Schedule 2.1.1	Initial Development Plan

Schedule 2.1.4	Reprotox Studies

Schedule 6.2.1	Disclosure Schedules

Schedule 7.4	Form of Joint Press Release

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

iii

OPTION AGREEMENT

This Option Agreement (this “Agreement”) is made and entered into as of May 3, 2013 (the “Option Execution Date”) by and between Forest Laboratories Holdings Limited, a corporation organized under the laws of the Republic of Ireland, having a business address at Cumberland House, 9th Floor, 1 Victoria Street, Hamilton HM11, Bermuda, an indirect, wholly owned subsidiary of Forest Laboratories, Inc. (“Forest”) and Trevena, Inc., a Delaware corporation having its place of business at 1018 West 8th Avenue, Suite A, King of Prussia, Pennsylvania, 19406 (“Trevena”).  Forest and Trevena are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, contemporaneously with the execution of this Agreement, Forest and Trevena have executed that certain Series C Stock Purchase Agreement dated as of the Option Execution Date (the “Stock Purchase Agreement”) pursuant to which, among other things, Trevena will sell to Forest, and Forest will purchase from Trevena, the Shares (as defined in the Stock Purchase Agreement) in exchange for Forest’s $30,000,000 investment in Trevena;

WHEREAS, Trevena owns or controls certain intellectual property rights with respect to the Compounds (as defined herein) and the Products (as defined herein) in the Territory (as defined herein);

WHEREAS, to induce Forest to enter into the transaction contemplated by the Stock Purchase Agreement, Trevena offered Forest an option to obtain an exclusive license to develop, commercialize and otherwise exploit the Compounds and the Products in the Territory, and Trevena desires to grant Forest such an option and Forest desires to obtain such an option; and

WHEREAS, concurrently with the execution of this Agreement, Forest and Trevena are entering into the License Agreement (as defined herein) that, subject to the terms and conditions of this Agreement, will, if Forest exercises the option granted to it under this Agreement, become effective (subject to obtaining any Competition Law Approvals (as defined herein)) and govern the granting of an exclusive license to develop, commercialize and otherwise exploit the Compounds and the Products in the Territory by Trevena to Forest.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1
DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.1.                            “Affiliate” means, with respect to a Person, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person.  For purposes of this definition and the definition of Controlling Affiliate, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means: (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise; or (b) the ownership, directly or indirectly, of 50% or more of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

1.2.                            “Agreement” has the meaning set forth in the preamble hereto.

1.3.                            “Alliance Manager” has the meaning set forth in Section 3.5.

1.4.                            “Applicable Law” means applicable laws, rules, and regulations, including any rules, regulations, guidelines, or other requirements of Regulatory Authorities, that may be in effect from time to time.

1.5.                            “Arbitrators” has the meaning set forth in Section 10.5.2(a).

1.6.                            “Assumed Development Program Activities” has the meaning set forth in Section 2.2.3.

1.7.                            “Backstop Date” means the last day of the [*] full month following the month in which the Option Effective Date occurs.

1.8.                            “Backstop Renegotiation Notice” has the meaning set forth in Section 2.4.2.

1.9.                            “Backstop Renegotiation Period” has the meaning set forth in Section 2.4.2.

1.10.                     “Business Day” means a day other than a Saturday, Sunday, or a day on which banking institutions in New York, New York or Dublin, Ireland are permitted or required to be closed.

1.11.                     “Calendar Quarter” means each successive period of three calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the Term shall commence on the Option Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Option Effective Date, and the last Calendar Quarter shall end on the last day of the Term.

1.12.                     “Calendar Year” means each successive period of 12 calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence as of the Option Effective Date and end on December 31 of the year in

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

which the Option Effective Date occurs and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.

1.13.                     “Commercially Reasonable Efforts” means, with respect to the performance of Development activities with respect to a Compound or a Product, the carrying out of such activities using reasonable and diligent efforts and resources, taking into account, issues of safety and efficacy, material increases in the cost of the Development Program resulting from unforeseen developments with respect thereto, and other relevant scientific and technical factors.  Commercially Reasonable Efforts shall require, at a minimum, that a Party endeavor to achieve the objectives of the Initial Development Plan diligently and efficiently by allocating sufficient time, effort, equipment and skilled personnel to complete the Development Program successfully and promptly.

1.14.                     “Competition Approval Notice” has the meaning set forth in Section 4.3.2.

1.15.                     “Competition Approval Notice Date” has the meaning set forth in Section 4.3.2.

1.16.                     “Competition Law Approvals” means all material consents, approvals, licenses, permits, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity, and all applicable waiting periods (and any extensions thereof), in each case, that Forest determines are required pursuant to applicable Competition Laws for the consummation of the transactions contemplated by the License Agreement.

1.17.                     “Competition Laws” means any statutes, laws, ordinances, rules, orders or regulations of, or issued by, any Governmental Entity that are designed or intended to prohibit, restrict or regulate actions that may have the purpose or effect of creating a monopoly, lessening competition or restraining trade.

1.18.                     “Compound” means any of the following:

1.18.1.                                   the Lead Compound;

1.18.2.                                   any other compound disclosed in US patent application No. [*] or No. [*]; or

1.18.3.                                   any [*] of the Lead Compound or any compound described in Section 1.18.2.

1.19.                     “Confidential Information” means (a) any technical, business, or other information provided by or on behalf of one Party to the other Party in connection with this Agreement on or after the Option Execution Date, including information relating to any Compound or any Product (including the Regulatory Documentation), any Development of any Compound or any Product, any know-how with respect thereto developed by or on behalf of the disclosing Party or its Affiliates (including Trevena Know-How), or the scientific, regulatory or business affairs or other activities of either Party, and (b) all Confidential Information disclosed

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

prior to the Option Execution Date by Trevena to Forest or any of its Affiliates pursuant to the Existing NDA.

1.20.                     “Controlling Affiliate” means, as to a Party, an Affiliate that has control (as defined in Section 1.1) over such Party.

1.21.                     “Data Package Delivery Date” has the meaning set forth in Section 2.3.4.

1.22.                     “deliver” as used in this Agreement as it relates to the delivery of documents or information, means, unless otherwise indicated herein, either (a) physically delivered in hard copy or on electronic media such as a compact disc, or (b) made available through an electronic posting to a secure web portal or electronic data room with the ability to download and print all such documents in such electronic data room or web portal for at least [*] Business Days.  Similarly, “date of delivery” shall mean, for documents or information delivered under clause (a), the date of actual delivery of such documents or information, and for documents or information delivered under clause (b), the date on which (i) such documents or information have been posted to such web portal or electronic data room and (ii) Trevena has provided written notice to Forest of such posting.

1.23.                     “Development” means all activities related to research, pre-clinical and other non-clinical testing, test method development, toxicology, formulation, Manufacturing process development, scale-up, qualification and validation, and quality assurance/quality control, human clinical trials, including Manufacturing in support thereof, statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval. When used as a verb, “Develop” means to engage in Development.

1.24.                     “Development Data Package” has the meaning set forth in Section 2.3.4.

1.25.                     “Development Plan Analyses” means the specific analyses of the Trevena Study data to be included in the Development Data Package that are defined in the Initial Development Plan, as such specific analyses may be amended pursuant to Section 2.3.2.

1.26.                     “Development Program” means the Development program described in the Initial Development Plan.

1.27.                     “Development Program Records” has the meaning set forth in Section 2.5.

1.28.                     “Drug Approval Application” means a New Drug Application as defined in the FFDCA, or any corresponding foreign application in the Territory, including, with respect to the European Union, a Marketing Authorization Application filed with the EMA pursuant to the centralized approval procedure or with the applicable Regulatory Authority of a country in Europe with respect to the mutual recognition or any other national approval.

1.29.                     “DSMB” means the drug safety monitoring board for the Trevena Study.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.30.                     “EMA” means the European Medicines Agency and any successor agency thereto.

1.31.                     “ET” means Eastern Time (whether standard or daylight savings as the case may be).

1.32.                     “European Union” means the economic, scientific, and political organization of member states known as the European Union, as it may be constituted from time to time, which as of the Option Execution Date consists of Austria, Belgium, Bulgaria, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, The Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, and the United Kingdom of Great Britain and Northern Ireland, and that certain portion of Cyprus included in such organization.

1.33.                     “Excluded Compounds and Products” means, with respect to any Person that becomes a Controlling Affiliate of Trevena after the Option Execution Date, any Compound or Product owned or otherwise controlled (other than as a result of a license or other agreement between such Person or any of its Affiliates on the one hand, and Trevena or any of its then-current Affiliates, on the other hand) by such Person prior to the date such Person became a Controlling Affiliate of Trevena.

1.34.                     “Existing NDA” means that certain unilateral nondisclosure agreement between Trevena and Forest Laboratories, Inc. dated February 29, 2012.

1.35.                     “Existing Patents” has the meaning set forth in the License Agreement.

1.36.                     “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.37.                     “FFDCA” means the United States Food, Drug, and Cosmetic Act, as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

1.38.                     “Final Disclosure” has the meaning set forth in Section 2.9.2.

1.39.                     “Final Disclosure Date” has the meaning set forth in Section 2.9.2.

1.40.                     “First Schedule 9.2” has the meaning set forth in Section 2.9.1.

1.41.                     “Forest” has the meaning set forth in the preamble hereto.

1.42.                     “Forest Indemnitees” has the meaning set forth in Section 8.1.1.

1.43.                     “Governmental Entity” means any applicable supra-national, federal, national, regional, state, provincial, or local regulatory agencies, departments, bureaus, commissions, councils, or other government entities.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.44.                     “IND” means (a) an investigational new drug application filed with the FDA for authorization to commence clinical studies and its equivalent in other countries or regulatory jurisdictions, and (b) all supplements and amendments that may be filed with respect to the foregoing.

1.45.                     “Indemnification Claim Notice” has the meaning set forth in Section 8.2.1.

1.46.                     “Indemnified Party” has the meaning set forth in Section 8.2.1.

1.47.                     “Indemnifying Party” means the Party from which indemnification is sought pursuant to Section 8.1.

1.48.                     “Information” means all technical, scientific, and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, designs, drawings, assembly procedures, computer programs, specifications, data, and results, including: biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, Manufacturing data and information, study designs and protocols; assays; and biological methodology; in each case (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form, known as of the Option Execution Date, or hereafter developed during the Term.

1.49.                     “Initial Development Plan” means the mutually agreed upon development plan setting forth in reasonable detail the Trevena Study and other Development activities to be performed with respect to the Lead Compound or the Lead Product to facilitate the advancement thereof into a Phase III Study, including the timelines, costs and expenses with respect thereto, attached hereto as Schedule 2.1.1, as the same may be amended from time to time by the Parties in accordance with Section 2.1.2 or Section 2.1.4.

1.50.                     “Interim Analyses” means the interim analyses of the Trevena Study to be performed by Trevena as set forth in the Initial Development Plan.

1.51.                     “Joint Development Committee” or “JDC” has the meaning set forth in Section 3.1.

1.52.                     “Lead Compound” means that certain pharmaceutical compound referred to internally by Trevena as TRV027 (TRV120027) that has the structure set forth in Schedule 1.52.

1.53.                     “Lead Product” means a Product containing the Lead Compound as the sole active ingredient.

1.54.                     “License Agreement” means that certain license agreement entered into by the Parties as of the Option Execution Date, which shall become effective as provided therein, as such license agreement may be renegotiated pursuant to Section 2.4 or Article 5.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.55.                     “License Option” has the meaning set forth in Section 4.1.

1.56.                     “License Option Exercise Notice” has the meaning set forth in Section 4.2.1.

1.57.                     “License Option Fee” means $65,000,000 less any deduction pursuant to Section 2.1.5.

1.58.                     “License Option Intent Notice” has the meaning set forth in Section 4.2.1.

1.59.                     “Losses” has the meaning set forth in Section 8.1.1.

1.60.                     “Manufacture” and “Manufacturing” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping, and holding of any Compound or Product, or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance, and quality control.

1.61.                     “Option Effective Date” has the meaning set forth in Section 4.1.

1.62.                     “Option Execution Date” has the meaning set forth in the preamble hereto.

1.63.                     “Option Exercise Period” means the period commencing on the Option Effective Date and ending at 11:59 pm ET, on the earlier of (a) the [*] day after the later of the Data Package Delivery Date and the Revised Data Package Delivery Date, if applicable, with such [*]-day period extended for an additional [*] Business Days if Trevena delivers Forest an Updated Final Disclosure pursuant to Section 2.9.3 and (b) the date, if any, on which the Option Exercise Period is terminated pursuant to Section 2.4.1.

1.64.                     “Party” and “Parties” has the meaning set forth in the preamble hereto.

1.65.                     “Patents” means: (a) all national, regional and international patents and patent applications, including provisional patent applications; (b) all patent applications that claim priority to any patent or patent applications in clause (a), including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, continued prosecution applications and requests for continued examination; (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention; and (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b), and (c)).

1.66.                     “Permitted Pharma Investor” means a venture capital subsidiary or venture capital organizational division of a biotechnology or pharmaceutical company that

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

satisfies all of the following: (a) [*] and [*] that [*] and [*] or [*], (b) [*] or [*] that [*] and [*] that [*] and [*] or [*] that [*] or [*] and (c) [*], or [*] or [*] or [*], and [*], other than [*].

1.67.                     “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a Governmental Entity or Regulatory Authority.

1.68.                     “Phase III Study” means an adequate and well-controlled human clinical trial of a Product on a sufficient number of subjects that is designed, with other available data, to establish that such Product is safe and efficacious for its intended use or uses and to determine warnings, precautions, and adverse reactions that are associated with such pharmaceutical product in the dosage range to be prescribed, which trial is intended to support marketing approval of such Product, including the trials referred to in 21 C.F.R. §312.21(c).

1.69.                     “Product” means any pharmaceutical product containing a Compound, alone or in combination with one or more other active ingredients, in any and all forms, presentations, delivery systems, dosages and formulations.

1.70.                     “Regulatory Approval” means, with respect to a country in the Territory, any and all approvals (including Drug Approval Applications), licenses, registrations, or authorizations of any Regulatory Authority necessary to commercially distribute, sell, or market a Product in such country, including, where applicable, all of the following: (a) pricing or reimbursement approval in such country, (b) marketing authorization (including any prerequisite Manufacturing approval or authorization related thereto), and (c) labeling approval.

1.71.                     “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, or local regulatory agencies, departments, bureaus, commissions, councils, or other government entities regulating or otherwise exercising authority with respect to the Development of any Compound or Product in the Territory, including the FDA in the United States and the EMA in the European Union.

1.72.                     “Regulatory Documentation” means: all (a) applications (including all INDs and Drug Approval Applications), registrations, licenses, authorizations, and approvals (including Regulatory Approvals) submitted to, or granted by, a Regulatory Authority and the data referenced therein; (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto; and (c)  advertising and promotion documents, adverse event files, and complaint files, in each case ((a), (b), and (c)) pertaining to a Product.

1.73.                     “Renegotiation Option” means Forest’s option to engage in exclusive negotiations with Trevena with respect to renegotiating the terms of the License Agreement pursuant to which Forest would obtain an exclusive license under the Trevena Patents and Trevena Know-How to develop, commercialize and otherwise exploit the Compounds and the Products in the Territory.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.74.                     “Renegotiation Option Notice” has the meaning set forth in Section 5.1.

1.75.                     “Renegotiation Option Period” means the period commencing on the later of the Data Package Delivery Date and the Revised Data Package Delivery Date, if applicable, and ending at 11:59 p.m. ET on the [*] day thereafter.

1.76.                     “Renegotiation Period” means the period beginning on the date Forest provides the Renegotiation Option Notice to Trevena (provided it is delivered before the end of the Renegotiation Option Period) and ending at 11:59 p.m. ET on the [*] day thereafter, or such later date as the Parties may mutually agree in writing; provided, however, that if the Parties have agreed to the Revised Financial Terms and Forest delivers a draft agreement incorporating such Revised Financial Terms to Trevena by 11:59 p.m. ET on the [*] day after the date Forest provides the Renegotiation Option Notice to Trevena, then the Renegotiation Period shall automatically be extended until 11:59 p.m. ET on the [*] day after such [*] day.

1.77.                     “Renegotiation Trigger” means any of the following: (a) the [*] set forth [*]; (b) there are [*] with respect to [*]; (c) there are [*] with [*]; (d) a change in [*] from those that exist as of the Option Execution Date, as demonstrated by objective evidence provided by Forest to Trevena, that alters the [*] or [*] for [*] anticipated as of the Option Execution Date, in a manner that would [*] affect the [*]; or (e) [*] is [*] or the [*] (if any) that is [*] that, [*] with any [*], would [*] affect the [*] or the [*] under this Agreement or the License Agreement; provided, however, that in no instance shall Forest have the right to use any [*] as of the [*] as support for any change of [*] described in clause (d) other than for the purpose of demonstrating that any such change [*] occurred.  Notwithstanding the foregoing, the [*] or [*] in the [*] for the [*] shall not be deemed a change [*] for [*] that would [*] affect the [*] unless [*] that would [*].

1.78.                     “Revised Data Package Delivery Date” has the meaning set forth in Section 2.3.5.

1.79.                     “Revised Financial Terms” means the key financial terms included in the Revised Terms.

1.80.                     “Revised Terms” means the revised terms and conditions of the License Agreement pursuant to which Trevena would grant Forest an exclusive license under the Trevena Patents and Trevena Know-How to develop, commercialize and otherwise exploit the Compounds and the Products for all purposes in the Territory.

1.81.                     “Senior Officer” means, with respect to Trevena, its chief executive officer, and with respect to Forest, the president of the Forest Research Institute, Inc.

1.82.                     “Sponsor Responsibilities” means those responsibilities assigned by the applicable Regulatory Authority to the sponsor or the holder of a regulatory filing with respect to the conduct of human clinical trials, such as an IND, as specified in 21 CFR 312, Subpart D, or any foreign equivalent thereof.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.83.                     “Stock Purchase Agreement” has the meaning set forth in the recitals hereto.

1.84.                     “Term” has the meaning set forth in Section 9.1.

1.85.                     “Territory” means the entire world.

1.86.                     “Third Party” means any Person other than Forest, Trevena and their respective Affiliates.

1.87.                     “Third Party Agreement” means any agreement or arrangement with any Third Party involving the license, grant, assignment or other transfer of rights or assets involving the development, commercialization or other exploitation of one or more Compounds or Products for any purposes anywhere in the Territory, which may be in the form of an asset sale, assignment, an exclusive license or such other grant of rights.  For clarity a “Third Party Agreement” expressly excludes in all cases any transaction described in Section 1.15.1 or Section 1.15.2 of the License Agreement.

1.88.                     “Third Party Claims” has the meaning set forth in Section 8.1.1.

1.89.                     “Transferred Research Information” has the meaning set forth in Section 9.3.3.

1.90.                     “Trevena” has the meaning set forth in the preamble hereto.

1.91.                     “Trevena Indemnitees” has the meaning set forth in Section 8.1.2.

1.92.                     “Trevena Know-How” has the meaning set forth in the License Agreement.

1.93.                     “Trevena Patents” has the meaning set forth in the License Agreement.

1.94.                     “Trevena Regulatory Documentation” has the meaning set forth in the License Agreement.

1.95.                     “Trevena Study” means the human clinical trial to be conducted by Trevena under the IND number 106,590, with a protocol number of CP027.2002 and entitled “A Randomized, Double-Blind, Placebo-Controlled, Dose Ranging Study to Explore the Efficacy of TRV027 in Patients Hospitalized for Acute Decompensated Heart Failure”.

1.96.                     “United States” or “U.S.” means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).

1.97.                     “Updated Final Disclosure” has the meaning set forth in Section 2.9.3.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ARTICLE 2
DEVELOPMENT PROGRAM

2.1.                            Initial Development Plan.

2.1.1.                                          The Initial Development Plan is attached hereto as Schedule 2.1.1.

2.1.2.                                          Either Party, through its representatives on the JDC, may propose amendments to the Initial Development Plan from time to time as appropriate, including in light of changed circumstances.  Any and all amendments shall be subject to approval by the JDC as set forth in Section 3.1, subject to the decision-making procedures set forth in Section 3.3 or Section 3.4, if applicable.  The amended Initial Development Plan shall become effective on the date approved by the JDC (or, if the JDC is unable to reach consensus with respect to any amendment to the Initial Development Plan, the date such amendment is approved by the Senior Officer of Trevena to the extent permitted by Section 3.4). Any such amended Initial Development Plan shall supersede the previous Initial Development Plan.

2.1.3.                                          In the event of any conflict between the terms of the Initial Development Plan and the terms of this Agreement, the terms of this Agreement shall prevail unless the Parties otherwise mutually agree in writing.

2.1.4.                                          Promptly after the Option Effective Date, the Parties shall agree on the content of a request for guidance from each of the FDA and the EMA regarding whether [*] studies with respect to the [*] as described in Schedule 2.1.4 [*] for the [*] and promptly after such agreement, Trevena shall submit such agreed request to each of the FDA and the EMA.  If the FDA or the EMA provides guidance that such [*] studies must be [*] the FDA or the EMA, as applicable, will permit the [*] with respect to the [*], then the Parties shall agree to an amendment to the Initial Development Plan to include such studies in the Development Program ([*]) and, notwithstanding Section 3.4, the Senior Officer of Trevena shall not have final decision-making authority with respect to such amendment. If the Initial Development Plan is amended in accordance with this Section 2.1.4 or Section 2.1.5, Trevena will use Commercially Reasonable Efforts to conduct the [*] studies and Trevena will deliver the data from such [*] studies to Forest as soon as it is available to Trevena. For clarity, such data may not be included in the Development Data Package, but Trevena will deliver such data to Forest prior to the [*].

2.1.5.                                          Subject to Section 2.1.4, if either the FDA or the EMA, as applicable, does not provide clear guidance on whether [*] studies for the [*] for the [*], then the Parties shall agree to an amendment to the Initial Development Plan to include such [*] studies and the budget with respect thereto (which will include [*] and [*] with respect to such [*] studies), in the Development Program, Trevena shall use Commercially Reasonable Efforts to conduct such studies as required under Section 2.1.4, and Forest shall reimburse Trevena [*] costs and expenses incurred by Trevena in the conduct of such studies to the extent consistent with the budget with respect thereto set forth in the amended Initial Development Plan. Notwithstanding Section 3.4, the Senior Officer of Trevena shall not have final decision-making

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

authority with respect to such amendment or other amendments relating to such [*] studies, or with respect to the execution of such studies.  If the JDC is unable to reach a consensus with respect to any such matter arising under this Section 2.1.5 within [*] Business Days, then either Party shall have the right to refer such matter to the Senior Officers for attempted resolution by good faith negotiations during a period of [*] Business Days from the date of such referral.  Any final decision mutually agreed to in writing by the Senior Officers shall be conclusive and binding on the Parties.  If such Senior Officers are unable to reach a decision regarding such matter within such [*]-Business Day period, then either Party shall have the right to refer such matter to a mutually agreed upon neutral Third-Party expert (i.e. unaffiliated with either Party) with appropriate expertise in the conduct of [*] studies, for final resolution and any finding of such Third Party expert shall be binding upon the Parties.

2.2.                            Conduct of the Development Program.

2.2.1.                                          As between the Parties, subject to Section 2.2.2 and Section 2.2.3, unless otherwise agreed by the Parties in writing, Trevena shall be the Party conducting the Development Program.  Trevena shall:  (a) use Commercially Reasonable Efforts to conduct the Development Program, at its sole cost and expense, under the oversight of the JDC, in accordance with the Initial Development Plan (including the timelines set forth therein); and (b) conduct the Development Program in good scientific manner and in compliance, in all material respects, with all Applicable Law.  Without limiting the foregoing, Trevena shall comply with its Sponsor Responsibilities in connection with the Trevena Study and nothing in this Agreement shall be construed to prohibit any such compliance.

2.2.2.                                          Trevena shall consider in good faith any reasonable request by Forest that Forest or one of its Affiliates perform specified activities with respect to the Development Program.  The performance of any such activities by Forest or its Affiliate would be subject to a separate agreement between Trevena and Forest (or its applicable Affiliate) governing the terms and conditions under which Forest or its Affiliate would perform such activities.

2.2.3.                                          If, in Forest’s good faith belief, Trevena is performing the Development Program in a manner that could reasonably be expected to adversely and materially impact:  (a) the timelines for the Trevena Study set forth in the Initial Development Plan; (b) the likelihood of the Trevena Study [*] as set forth in the then-current Initial Development Plan; (c) Trevena’s compliance with any Applicable Law; or (d) the [*] with respect to the Development Program, Forest may raise any such concerns through the JDC or to Trevena directly.  If Trevena fails to take appropriate steps to remedy such concern within [*] days of Forest first raising such concern to the JDC or Trevena, as applicable, or such shorter period of time as is necessary to [*] in the [*] or to [*] with any [*], then Forest shall have the right, at Forest’s sole election, and without limitation to any other right or remedy available to Forest, to assume and complete some or all of the applicable activities with respect to the Development Program by notifying Trevena in writing of such election within [*] days after the end of such [*]-day (or shorter, if applicable) period (any such assumed activities specified by Forest in its notice to Trevena, the “Assumed Development Program Activities”).  For clarity, Forest’s election to assume and complete the Assumed Development Program Activities shall not change the [*] or alter the [*] of [*] or [*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

hereunder, except that Forest shall provide Trevena any data or Information generated in connection with the Assumed Development Program Activities that is necessary for Trevena to be able to deliver the complete Development Data Package and to the extent that Forest does not provide such data or Information to Trevena in sufficient time for Trevena to include such data or Information in the Development Data Package, Trevena shall be relieved from its obligation to include such data or Information in the Development Data Package.

2.2.4.                                          If Forest so elects to assume and complete any Assumed Development Program Activities pursuant to Section 2.2.3 then:

(a)                                 Trevena shall, and hereby does effective as of the date of such election, grant Forest a semi-exclusive (with Trevena and its Affiliates), royalty-free (i) license under the Trevena Patents and Trevena Know-How and (ii) license and right of reference under the Trevena Regulatory Documentation, in each case ((i) and (ii)), to perform the Assumed Development Program Activities;

(b)                                 to the extent requested by Forest in writing and where necessary or reasonably useful to conduct the Assumed Development Program Activities, (i) Trevena shall assign to Forest any or all of its agreements with Third Parties pertaining to the Assumed Development Program Activities (including agreements with contract research organizations, clinical sites and investigators) and (ii) to the extent the terms of any such agreement prohibit Trevena from assigning it to Forest, or if any agreement with a Third Party that pertains to the Assumed Development Program Activities also pertains to other activities, in either case, Trevena shall use Commercially Reasonable Efforts to obtain for Forest the benefit under such agreement with respect to the Assumed Development Program Activities;

(c)                                  with respect to any Assumed Development Program Activities that involve control of human clinical trials, Trevena shall transfer to Forest or its designee the appropriate Sponsor Responsibilities for such clinical trials and cooperate with Forest to ensure a smooth and orderly transition thereof that will not involve any disruption of such clinical trials;

(d)                                 Trevena shall [*] and [*] in connection with the assumption and completion of the Assumed Development Program Activities [*] from Forest setting forth in [*] and [*] in connection with the assumption and completion of the Assumed Development Program Activities; provided, however, that in no event shall Trevena be required to [*] with respect to the Assumed Development Program Activities [*] set forth in the Initial Development Plan with respect to the corresponding Assumed Development Program Activities;

(e)                                  Forest shall use Commercially Reasonable Efforts to conduct such Assumed Development Program Activities in accordance with the Initial Development Plan and the timelines therein and under the oversight of the JDC and in good scientific manner and in compliance, in all material respects, with all Applicable Laws.  For clarity, any changes to the Initial Development Plan, including any additions to the activities therein, shall be subject to approval by the JDC as set forth in Section 3.1, subject to the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

decision-making procedures set forth in Section 2.1.4, Section 2.1.5, Section 3.3 or Section 3.4, if applicable; and

(f)                                   Section 2.5 and Section 2.7 shall apply to Forest with respect to such Assumed Development Program Activities, mutatis mutandis.

2.3.                            Delivery of Development Data Package.

2.3.1.                                          Trevena shall, or shall cause any applicable Third Party to, grant Forest reasonable electronic access to the interim raw data generated or compiled in connection with the [*] as soon as such data is available to Trevena.

2.3.2.                                          Within [*] days after the completion of the Interim Analyses, the Parties, through the JDC, shall discuss in good faith and agree on any changes to the then-current Development Plan Analyses based on such Interim Analyses.

2.3.3.                                          Within [*] days after the adoption by the JDC of the final Development Plan Analyses pursuant to Section 2.3.2, Trevena shall deliver to Forest mock-up tables, figures and listings for the Trevena Study based on the then-current Development Plan Analyses.  Forest shall have [*] Business Days from date of delivery to review such mock-up tables, figures and listings and, to the extent it believes in good faith that an agreed analysis based on the Development Plan Analyses is missing from the mock-up tables, figures and listings, Forest shall have the right to request in writing that Trevena include such analysis in the final tables, figures and listings that are to be delivered as part of the Development Data Package and Trevena shall include any such analysis in the final tables, figures and listings that are in the Development Data Package.

2.3.4.                                          Within [*] days following the database lock for the Trevena Study, Trevena shall deliver to Forest: (a) electronic copies of the final tables, figures and listings for the Trevena Study in scope and format as specified in the mock-up tables, figures and listings, amended as appropriate under Section 2.3.3; (b) a detailed summary of all data generated or compiled in connection with the Trevena Study; (c) electronic access to all raw data resulting from the Trevena Study; and (d) all results of the Development Plan Analyses, if any, not included in the final tables, figures and listings delivered under clause (a) (collectively, the information and access described in (a) through (d) referred to as the “Development Data Package,” and the date when delivery of all of the elements described in (a) through (d) has been made is the “Data Package Delivery Date”); provided that Trevena shall, or shall cause any applicable Third Party to, provide Forest the access referred to in clause (c) on an on-going basis as such data is available to Trevena.

2.3.5.                                          Forest shall have [*] Business Days from the Data Package Delivery Date in which to review the Development Data Package, and, to the extent Forest believes in good faith that the final tables, figures and listings contained therein do not match the agreed mock-up tables, figures and listings or that there are missing analyses based on the agreed Development Plan Analyses or any other items required to be delivered by Trevena to Forest pursuant to Section 2.3.4, then Forest shall have the right to request in writing that Trevena

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

update the final tables, figures and listing to match the agreed mock-ups with respect thereto and include any such missing analyses, data or information and deliver a revised Development Data Package within [*] Business Days of the receipt of such request from Forest (the date of delivery of any such revised Development Data Package is referred to as the “Revised Data Package Delivery Date”, even if such date occurs after such [*]-Business Day period), and the Revised Data Package Delivery Date shall be the date from which the Option Exercise Period and the Renegotiation Option Period are measured.  Should Forest fail to request any such revised Development Data Package within such [*]-Business Day period, such Development Data Package shall be deemed to be complete and final, and the Data Package Delivery Date shall be the date from which the Option Exercise Period and the Renegotiation Option Period are measured.

2.3.6.                                          In addition, during the Option Exercise Period or the Renegotiation Option Period, as the case may be, Trevena promptly shall provide to Forest any additional Information related to Compounds or Products that Trevena or any of its Affiliates owns or controls as reasonably requested by Forest and that is necessary or reasonably useful for Forest to evaluate the Development Data Package or in order to make an informed decision regarding whether to exercise its License Option or Renegotiation Option.  For clarity, any such “additional Information” shall be Information then in existence, the provision of which shall not require the conduct by Trevena of any additional Development activities or any additional analyses other than additional analyses that Forest is unable to conduct and that Trevena can reasonably conduct within [*] Business Days after Forest’s request with respect thereto.  If Forest requests any such Information before the [*] day after the later of the Data Package Delivery Date and the Revised Data Package Delivery Date, if applicable, and Trevena does not provide Forest such Information within [*] Business Days after such request, then the Option Exercise Period and the Renegotiation Option Period shall each be extended by a period equal to the delay in Trevena providing such Information to Forest.  If Forest requests any such Information on or after the [*] day after the later of the Data Package Delivery Date and the Revised Data Package Delivery Date, if applicable, but before the [*] day after the later of the Data Package Delivery Date and the Revised Data Package Delivery Date, if applicable, and Trevena does not provide Forest such Information within [*] Business Days after such request, then the Option Exercise Period shall be extended by a period equal to the delay in Trevena providing such Information to Forest.

2.3.7.                                          The Development Data Package and any additional Information delivered pursuant to Section 2.3.6 shall be deemed Trevena’s Confidential Information unless the License Agreement becomes effective pursuant to its terms, whereupon the Development Data Package shall be deemed Product Information (as defined in the License Agreement).

2.4.                            Option Backstop Date; ROFN.

2.4.1.                                          If as of the Backstop Date the Trevena Study is not actively ongoing (other than due to a breach by Trevena of its obligations under Section 2.2.1) and has not been completed, the Option Exercise Period shall terminate as of the Backstop Date and

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Forest shall have a right of exclusive negotiation as set forth in this Section 2.4.  For clarity, this Section 2.4 will apply even if Forest is conducting Assumed Development Program Activities.

2.4.2.                                          If Forest notifies Trevena within [*] Business Days after the Backstop Date that it is exercising its option under this Section 2.4 to engage in exclusive negotiations with Trevena with respect to negotiating the Revised Terms (such timely delivered notice, the “Backstop Renegotiation Notice”), then during the period beginning on the date Forest provides the Backstop Renegotiation Notice to Trevena and ending at 11:59 p.m. ET on the [*] day thereafter (such period, the “Backstop Renegotiation Period”), the Parties shall negotiate in good faith the Revised Terms.  The Parties acknowledge and agree that the Revised Financial Terms [*] shall [*] financial terms set forth in the [*] that is [*] of the [*].  Except for the obligation to negotiate in good faith the Revised Terms under this Section 2.4.2, neither Trevena or Forest shall have any obligation with respect to the Revised Terms unless and until a definitive agreement setting forth the Revised Terms has been authorized by, and executed and delivered by an authorized officer of, each of the Parties.

2.4.3.                                          If Forest delivers a Backstop Renegotiation Notice to Trevena within [*] Business Days after the Backstop Date and, despite good faith negotiations, Forest and Trevena do not agree on the Revised Terms during the Backstop Renegotiation Period, then, (a) subject to Section 9.3 and Section 9.4, this Agreement shall terminate as of the expiration of the Backstop Renegotiation Period and be of no further force and effect, (b) the License Agreement shall not become effective, and (c) Trevena shall be free to enter into any Third Party Agreement; provided, however, that [*] of the [*] shall [*] and [*], are [*] and [*] by [*], it being understood that a transaction described in Section 1.15.1 or Section 1.15.2 of the License Agreement shall not be subject to this Section 2.4.

2.4.4.                                          Upon Forest’s reasonable request, Trevena shall provide Forest with a redacted copy of any such executed Third Party Agreement for Forest to verify Trevena’s compliance with Section 2.4.3; provided, however, that Trevena may not redact any information that is reasonably necessary for Forest to verify such compliance.  Notwithstanding the foregoing, in the event that the Third Party counterparty to such Third Party Agreement is unwilling to allow Trevena to provide a redacted copy of the Third Party Agreement to Forest, Trevena shall have the right to provide such Third Party Agreement to a Person selected by Forest who is not an Affiliate of Forest, or an employee of Forest, which such Person may review and evaluate such Third Party Agreement on Forest’s behalf and report to Forest its findings.

2.5.                            Development Program Records.  Trevena shall maintain, or cause to be maintained, records of its scientific and clinical activities under the Development Program (the “Development Program Records”) in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which Development Program Records shall be complete and materially accurate and shall reflect all work done and results achieved in connection with the Development Program.  Trevena shall ensure that the Development Program Records include only information with respect to the Development Program and do not include, and are not commingled with, records of activities outside of the Development Program.  Trevena shall retain, or cause to be retained, the Development Program Records for at least [*] or

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

such longer period as may be required by Applicable Law.  During the Option Exercise Period or the Renegotiation Option Period, as the case may be, upon Forest’s reasonable request, Trevena shall provide Forest reasonable access to the Development Program Records.  The Development Program Records shall be deemed Trevena’s Confidential Information unless and until the License Agreement becomes effective pursuant to its terms, whereupon the Development Program Records shall be deemed Product Information (as defined in the License Agreement).

2.6.                            Audit Rights.  Forest, or its designee, shall have the right, at any time during the Term, but no more frequently than once every [*] months, during normal business hours and upon reasonable advance notice to Trevena of at least [*] days, to (a) visit Trevena’s facilities used in the conduct of the Development Program or (b) review the Development Program Records, in either case ((a) or (b)) to verify Trevena’s compliance with its obligations with respect to the Development Program under this Agreement; provided, however, that if Forest or its designee identifies any noncompliance by Trevena with its obligations with respect to the Development Program under this Agreement, then Forest or its designee shall have the right to conduct additional visits and reviews to determine whether Trevena has corrected any such noncompliance.

2.7.                            Development Report.  At each JDC meeting, Trevena’s members on the JDC shall provide a report to the JDC of its activities with respect to the Development Program conducted since the last JDC meeting, a reasonable summary of the results of such activities and the progress of the Development Program, which report is not required to be in writing.  Between meetings of the JDC, at Forest’s reasonable request, Trevena shall provide Forest an update with respect to Trevena’s activities with respect to the Development Program conducted since the last JDC meeting, including a reasonable summary of the results of such activities and the progress of the Development Program, which update is not required to be in writing.

2.8.                            Intellectual Property.  As between the Parties, subject to the terms and conditions of the License Agreement, Trevena shall own and retain all right, title and interest in and to all intellectual property developed in connection with the performance of the Development Program.

2.9.                            Delivery of Schedule 9.2 to the License Agreement.

2.9.1.                                          On the Data Package Delivery Date, Trevena shall deliver to Forest a Schedule 9.2 to the License Agreement that is identical to Schedule 6.2.1 of this Agreement, except for any supplement or amendment to Schedule 6.2.1 of this Agreement with respect to any event, condition, fact or circumstance occurring after the Option Execution Date that, if existing or occurring prior to the Option Execution Date, would have been required to be set forth or described on Schedule 6.2.1 of this Agreement as of the Option Execution Date, or that is necessary to correct or modify any information on Schedule 6.2.1 that has been rendered inaccurate by an event, condition, fact or circumstance occurring after the Option Execution Date (the “First Schedule 9.2”).

2.9.2.                                          Without limiting Section 2.9.1, on the Final Disclosure Date Trevena shall deliver to Forest either (a) a revised First Schedule 9.2 that, as of the Final

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Disclosure Date,  supplements or amends the First Schedule 9.2 with respect to any event, condition, fact or circumstance occurring after the Data Package Delivery Date (or if the Data Package Delivery Date has not occurred, the Option Execution Date), that, if existing or occurring prior to the Data Package Delivery Date (or the Option Execution Date, if applicable), would have been required to be set forth or described on the First Schedule 9.2 as of the Data Package Delivery Date (or the Option Execution Date, if applicable) or that is necessary to correct or modify any information on the First Schedule 9.2 that has been rendered inaccurate by an event, condition, fact or circumstance occurring after the Data Package Delivery Date (or if the Data Package Delivery Date has not occurred, the Option Execution Date) or (b) a written confirmation that Trevena has no further supplements or amendments to the First Schedule 9.2 (either (a) or (b), the “Final Disclosure”).  “Final Disclosure Date” means the date that is the earlier of (x) the [*] Business Day prior to the expiration of the Option Exercise Period and (y)  (i) if Forest delivers a License Option Intent Notice after the Data Package Delivery Date, the [*] Business Day after Forest delivers such License Option Intent Notice to Trevena and (ii) if Forest delivers a License Option Intent Notice before the Data Package Delivery Date, the [*] Business Day after Forest delivers such License Option Intent Notice to Trevena.

2.9.3.                                          During the period beginning on the Final Disclosure Date and ending upon the actual date and time that Forest delivers the License Option Exercise Notice, Trevena shall have the right, but not the obligation, to deliver Forest a revised Final Disclosure that, as of the date of delivery, supplements or amends the Final Disclosure with respect to any event, condition, fact or circumstance occurring after the Final Disclosure Date that, if existing or occurring prior to the Final Disclosure Date, would have been required to be set forth or described on the Final Disclosure as of the Final Disclosure Date, or that is necessary to correct or modify any information on the Final Disclosure that has been rendered inaccurate by an event, condition, fact or circumstance occurring after the Final Disclosure Date (the “Updated Final Disclosure”); provided, that Trevena shall only have the right to deliver one Updated Final Disclosure.  For clarity, an Updated Final Disclosure will not be valid if it is delivered after Forest delivers the License Option Exercise Notice to Trevena.

ARTICLE 3
JOINT DEVELOPMENT COMMITTEE

3.1.                            Joint Development Committee.  Within 30 days after the Option Execution Date, the Parties shall establish a joint development committee (the “Joint Development Committee” or “JDC”), which shall consist of three representatives from each Party, each with the requisite experience to make decisions on behalf of the applicable Party with respect to the issues falling within the jurisdiction of the JDC.  From time to time, each Party may substitute one or more of its representatives to the JDC on written notice to the other Party.  Each Party shall select from its representatives a co-chairperson for the JDC, which co-chairperson may be changed from time to time, on written notice to the other Party.  The JDC shall (a) review and approve any amendments to the Initial Development Plan, as appropriate, (b) oversee the progress and status of the Development Program and (c) perform such other functions as are set forth herein or as the Parties may mutually agree in writing to the extent not in conflict with any provision of this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

3.2.                            Meetings and Minutes.  The JDC shall meet quarterly, or as otherwise agreed to by the Parties, with the location of any in-person JDC meetings alternating between locations designated by Trevena and locations designated by Forest (with the place of the first meeting to be determined by Trevena).  The co-chairpersons of the JDC shall be responsible for calling JDC meetings on no less than 10 Business Days’ notice.  Each Party shall make all proposals for agenda items and shall provide all appropriate information with respect to such proposed items at least five Business Days in advance of the applicable JDC meeting; provided, however, that under exigent circumstances requiring input by the JDC, a Party may provide its agenda items to the other Party within a shorter period of time in advance of the applicable JDC meeting, or may propose that there not be a specific agenda for a particular JDC meeting, so long as the other Party consents to such later addition of such agenda items or the absence of a specific agenda for such JDC meeting (which consent shall not be unreasonably conditioned, withheld or delayed).  The co-chairpersons of the JDC shall prepare and circulate for review and approval of the Parties minutes of each JDC meeting within 30 days after such JDC meeting.  The Parties shall agree on the minutes of each JDC meeting promptly, but in no event later than the next JDC meeting.

3.3.                            Procedural Rules.  The JDC shall have the right to adopt such standing rules as shall be necessary for its work, to the extent that such rules are not inconsistent with this Agreement.  A quorum of the JDC shall exist whenever there is present at a JDC meeting at least one representative appointed by each Party.  Representatives of the Parties on the JDC may attend a JDC meeting either in person or by telephone, video conference or similar means in which each participant can hear what is said by, and be heard by, the other participants; provided, however, that the representatives of the Parties on the JDC shall meet in person at least once each Calendar Year.  Representation by proxy shall be allowed.  The JDC shall take action by consensus of the representatives present at a JDC meeting at which a quorum exists, with each Party having a single vote irrespective of the number of representatives of such Party in attendance, or by a written resolution signed by at least one representative appointed by each Party.  Employees or consultants of either Party that are not representatives of the Parties on the JDC may attend JDC meetings; provided, however, that such attendees (a) shall not vote or otherwise participate in the decision-making process of the JDC, and (b) are bound by obligations of confidentiality and non-disclosure at least as protective of the other Party as those set forth in ARTICLE 7.

3.4.                            Decision-Making.

3.4.1.                                          If the JDC is unable to reach a consensus with respect to any matter under the jurisdiction of the JDC, then either Party shall have the right to refer such matter to the Senior Officers for attempted resolution by good faith negotiations during a period of [*] Business Days from the date of such referral.  Any final decision mutually agreed to in writing by the Senior Officers shall be conclusive and binding on the Parties.  If such Senior Officers are unable to reach a decision regarding such matter within such [*]-Business Day period, subject to Section 2.1.4, Section 2.1.5, Section 3.4.2, Section 3.4.3 and Section 3.4.4, such matter shall be finally and definitively resolved by the Senior Officer of Trevena in good faith.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

3.4.2.                                          Notwithstanding Section 3.4.1 and subject to Section 3.4.3, the Senior Officer of Trevena shall not have the right to exercise final say with respect to (a) any proposed amendment that [*], without the prior written consent of Forest, which consent shall not be unreasonably withheld; provided, however, that Forest’s consent shall not be required with respect to any amendment to the Initial Development Plan that, if Trevena is the current holder of the IND with respect to the Trevena Study, is explicitly (i) required in writing by the EMA or FDA or (ii) recommended in writing by the DSMB to address a safety concern with respect to the Lead Product (but, for clarity, not to address a concern regarding efficacy of the Lead Product) or (b) any material decision regarding the implementation of the Initial Development Plan.

3.4.3.                                          Notwithstanding Section 3.4.1, the Senior Officer of Trevena shall not have the right to exercise final say with respect to any amendment to the Initial Development Plan that [*], and, if [*] agreed in writing to [*] and [*] and [*] and [*] or [*] in connection with implementing such amendment to the extent [*] set forth in the Initial Development Plan with respect to the applicable Development activities, if any, then Trevena shall direct its representatives on the JDC to approve such amendment unless, in Trevena’s reasonable good faith judgment, such amendment would reasonably be expected to materially adversely affect the [*], the [*] or the [*] under this Agreement or the License Agreement.

3.5.                            Alliance Managers.  Each Party shall appoint a person(s) who shall oversee contact between the Parties for all matters between meetings of the JDC and shall have such other responsibilities as the Parties may agree in writing (each such person, an “Alliance Manager”).  Either Party may replace its Alliance Manager at any time by notice in writing to the other Party.  The Alliance Managers shall work together to manage and facilitate the resolution (in accordance with the terms of this Agreement) of issues between the Parties that arise in connection with this Agreement, including serving as a single point of contact within each Party with responsibility for facilitating communication between the Parties hereunder.

3.6.                            Limitations on Authority.  Each Party shall retain the rights, powers, and discretion granted to it under this Agreement and no such rights, powers, or discretion shall be delegated to or vested in the JDC unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing.  The JDC shall not have the power to amend, modify, or waive compliance with this Agreement, which may only be amended or modified as provided in Section 10.7 or compliance with which may only be waived as provided in Section 10.9.

ARTICLE 4
LICENSE OPTION

4.1.                            License Option Right.  Subject to the terms and conditions hereof, Trevena hereby grants to Forest, effective upon receipt of Forest’s investment of $30,000,000 pursuant to the Stock Purchase Agreement (the “Option Effective Date”), the right to obtain an exclusive license under the Trevena Patents and Trevena Know-How to develop, commercialize and otherwise exploit the Compounds and the Products for all purposes in the Territory pursuant to the terms and conditions of the License Agreement (the “License Option”).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

4.2.                            Exercise.  In order to exercise the License Option, Forest must:

4.2.1.                                          deliver Trevena written notice of its exercise of the License Option (such notice, the “License Option Exercise Notice”) during the Option Exercise Period; provided, that in connection with any exercise of the License Option prior to the [*] Business Day before the expiration of the Option Exercise Period, Forest shall deliver Trevena written notice of its intent to exercise the License Option (such notice, the “License Option Intent Notice”) [*] Business Days (or, if the License Option is exercised prior to the Data Package Delivery Date, [*] Business Days) prior to delivery of the License Option Exercise Notice, with such [*]- or [*]-, as applicable, Business Day period extended for (a) any delay in delivery of the Final Disclosure from the date specified therefor in Section 2.9 and (b) an additional [*] Business Days if Trevena delivers Forest an Updated Final Disclosure; provided, that if Trevena delivers an Updated Final Disclosure to Forest on the same day that Forest delivers the License Option Exercise Notice to Trevena, then Forest shall have an additional [*] Business Days after receipt of such Updated Final Disclosure to notify Trevena that it withdraws such License Option Exercise Notice, in which case such notice shall be void and of no force and effect; and

4.2.2.                                          (a) if Forest does not deliver a Competition Approval Notice to Trevena pursuant to Section 4.3.2 simultaneously with or prior to delivery of the License Option Exercise Notice, pay to Trevena the License Option Fee within [*] Business Days after delivery of the License Option Exercise Notice or (b) if Forest delivers a Competition Approval Notice to Trevena pursuant to Section 4.3.2 simultaneously with or prior to delivery of the License Option Exercise Notice, pay to Trevena the License Option Fee within [*] Business Days after all Competition Law Approvals have been obtained (or with respect to any applicable waiting period, have expired.

4.2.3.                                          Upon delivery of the License Option Exercise Notice, Forest’s Renegotiation Option under Article 5 shall expire.

4.3.                            Competition Approval.

4.3.1.                                          From and after the Option Effective Date, Trevena shall promptly make available to Forest any information as Forest may reasonably request in order to make an informed determination regarding whether any consents, approvals, licenses, permits, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity are required pursuant to applicable Competition Laws for the consummation of the transactions contemplated by the License Agreement.

4.3.2.                                          If Forest determines that any notifications are required by applicable Competition Laws with respect to the transaction contemplated under the License Agreement, then it will so notify Trevena thereof at any time during the period commencing on the Option Execution Date and ending on the date, if any, Forest delivers the License Option Exercise Notice to Trevena during the Option Exercise Period (notice of any such required notifications, the “Competition Approval Notice”).  If Forest delivers to Trevena a Competition Approval Notice, then each Party shall file or cause to be filed as soon as practicable, and in any event no later than [*] Business Days after the date Forest delivers the Competition Approval

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Notice to Trevena (such date, the “Competition Approval Notice Date”), such notifications that are specified in the Competition Approval Notice.  Each Party shall respond as promptly as practicable to any inquiries or requests received from any Governmental Entity for additional information or documentation and, subject to the proviso in Section 4.3.3, use commercially reasonable efforts to cause the waiting periods under the applicable Competition Laws to terminate or expire at the earliest possible date after the date of filing.  Each Party shall be responsible for its own legal fees in connection with the preparation of its portion of the applicable notifications that Forest determines are required under applicable Competition Laws and Forest shall be responsible for [*]% of any filing fees with respect thereto.

4.3.3.                                          The Parties shall cooperate with each other to obtain all necessary Competition Law Approvals as promptly as practicable following the Competition Approval Notice Date; provided, however, in no event shall Forest or any of its Affiliates be required (in order to obtain any such Competition Law Approval) to (a) divest or hold separate any Compound or Product or any of its or their respective businesses, product lines or assets or (b) take or agree to take any other action or agree to any limitation with respect to any Compound or Product or any of its or their respective businesses, product lines or assets.

4.3.4.                                          If, on the [*] day after the date Forest delivers the License Option Exercise Notice to Trevena, all Competition Law Approvals have not been obtained (or with respect to any applicable waiting periods, have not expired), either Party shall have the right, on written notice to the other Party, to terminate this Agreement, and upon receipt of such notice by such other Party, this Agreement shall terminate and be of no further force and effect, and the License Agreement shall not become effective.

4.4.                            Effective Date of the License Agreement.  The License Agreement and all of its terms and provisions shall be effective and binding on both Parties pursuant to terms and conditions set forth in Section 11.1.2 of the License Agreement.

4.5.                            Consequences of Early Exercise.  If Forest exercises the License Option prior to the Data Package Delivery Date, (a) with respect to all Development Program activities that involve control of human clinical trials, after the Effective Date (as defined in the License Agreement), at Forest’s request, Trevena shall transfer to Forest or its designee the IND and appropriate Sponsor Responsibilities for such clinical trials and cooperate with Forest to ensure a smooth and orderly transition thereof that will not involve any disruption of such clinical trials, and thereafter such activities shall be included in Development (as defined in the License Agreement) activities to be conducted by Forest under the License Agreement and governed under the terms and conditions of the License Agreement, and (b) if requested by Forest in writing, Trevena’s obligations under Section 2.2, Section 2.3, Section 2.5 and Section 2.7 shall survive termination of this Agreement; provided, however, that with respect to any Regulatory Documentation or Trevena Know-How necessary or useful for Trevena to perform its surviving obligations under Section 2.2, Section 2.3, Section 2.5 or Section 2.7, if any, Trevena’s obligation to transfer such Regulatory Documentation or Trevena Know-How to Forest pursuant to Section 2.6.1 of the License Agreement shall be suspended until such time as Trevena has completed such surviving obligations under such Sections and the Parties shall agree on a time frame for Trevena to transfer such Regulatory Documentation or Trevena Know-How to Forest.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ARTICLE 5
RENEGOTIATION OPTION

5.1.                            Exercise.  If one or more Renegotiation Triggers exists at any time during the Renegotiation Option Period, Forest shall have the right to exercise its Renegotiation Option by delivering a written notice to Trevena notifying Trevena that Forest is exercising its Renegotiation Option (such notice, a “Renegotiation Option Notice”) during the Renegotiation Option Period.  For clarity, if no Renegotiation Trigger exists at any time during the Renegotiation Option Period, Forest shall have no Renegotiation Option.  Upon delivery of the Renegotiation Option Notice, Forest’s License Option under Article 4 shall expire.

5.2.                            Renegotiation.  If Forest delivers a Renegotiation Option Notice to Trevena during the Renegotiation Option Period, then during the Renegotiation Period the Parties shall negotiate in good faith the Revised Terms, with Forest providing Trevena its initial proposal for such Revised Terms not later than the last day of the Option Exercise Period.  The Parties acknowledge and agree that the Revised Financial Terms [*] shall [*] financial terms set forth in the [*].  Except for the obligation to negotiate in good faith the Revised Terms under this Section 5.2, neither Trevena or Forest shall have any obligation with respect to the Revised Terms unless and until a definitive agreement setting forth the Revised Terms has been authorized by, and executed and delivered by an authorized officer of, each of the Parties; provided, however, that in the event the Renegotiation Period has been extended pursuant to Section 1.76 in reliance of agreed upon Revised Financial Terms, then, Forest shall not have the right to renegotiate such Revised Financial Terms in the course of the Parties’ negotiation of the remaining issues in the Revised Terms unless [*] or [*] such negotiations that [*] to [*].

5.3.                            Termination.

5.3.1.                                          If Forest delivers a Renegotiation Option Notice to Trevena during the Renegotiation Option Period and, despite good faith negotiations, Forest and Trevena do not agree on the Revised Terms during the Renegotiation Period, then, (a) subject to Section 9.3 and Section 9.4, this Agreement shall terminate as of the expiration of the Renegotiation Period and be of no further force and effect, (b) the License Agreement shall not become effective, and (c) Trevena shall be free to enter into any Third Party Agreement; provided, however, that, [*] of the [*] shall [*] and [*], are [*] and [*] by [*].  For clarity a transaction described in Section 1.15.1 or Section 1.15.2 of the License Agreement shall not be subject to this Section 5.3.

5.3.2.                                          Upon Forest’s reasonable request, Trevena shall provide Forest with a redacted copy of any such executed Third Party Agreement for Forest to verify Trevena’s compliance with Section 5.3.1; provided, however, that Trevena may not redact any information that is reasonably necessary for Forest to verify such compliance.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ARTICLE 6
REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1.                            Mutual Representations and Warranties.  Each Party represents and warrants to the other Party, as of the Option Execution Date, and covenants, that:

6.1.1.                                          It is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement and the License Agreement.

6.1.2.                                          The execution and delivery of this Agreement and the  License Agreement and the performance by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action, and do not violate:  (a) such Party’s charter documents, bylaws, or other organizational documents; (b) in any material respect, any agreement, instrument, or contractual obligation to which such Party is bound; (c) any requirement of any Applicable Law; or (d) any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to such Party.

6.1.3.                                          Each of this Agreement and the License Agreement, when effective, is a legal, valid, and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity).

6.2.                            Additional Representations and Warranties of Trevena.

6.2.1.                                          The representations and warranties made by Trevena to Forest pursuant to Section 9.2 of the License Agreement (and any related definitions) are hereby incorporated into this Agreement by reference; provided, however, that for purposes of this Section 6.2 (a) any reference in such representations and warranties (or any related definition) to the “Effective Date” shall be deemed to be a reference to the Option Execution Date and (b) and (b) any references in such representations and warranties to “Schedule 9.2” or “Schedule 9.2.1” shall be deemed to be a reference to “Schedule 6.2.1” or “Schedule 6.2.1.1”, respectively.

6.2.2.                                          Trevena represents and warrants to Forest, as of the Option Execution Date, that Trevena has obtained all Third Party approvals necessary to enter into this Agreement and to consummate the License Agreement as contemplated herein, including all necessary stockholder approvals.

6.3.                            Covenant of Forest.  Forest covenants that during the Term, if it enters into any agreement or contract that renders impossible or unlawful its ability to exercise the License Option as contemplated hereunder, or pursuant to which it would be a material breach of such agreement or contract for Forest to have exercised its License Option or make effective the License Agreement entered into by the Parties as of the Option Execution Date, Forest shall

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

promptly notify Trevena in writing, and Forest shall not be permitted to exercise its Renegotiation Option for so long as it is bound by any such agreement or contract.  For clarity, in no event shall this Section 6.3 limit Forest’s License Option.

6.4.                            Covenants of Trevena.

6.4.1.                                          During the Term, without the prior written consent of Forest, Trevena shall not, and shall cause its Affiliates not to:

(a)                                 enter into an agreement, written or oral, with a Third Party granting such Third Party any rights to develop, commercialize, manufacture or otherwise exploit any Compound or Product (but, solely with respect to any Controlling Affiliate of Trevena, specifically excluding any Excluded Compounds and Products) for any indication in any country or jurisdiction in the Territory other than any agreement that solely relates to activities in furtherance of the Development Program by or on behalf of Trevena that are set forth in the Initial Development Plan;

(b)                                 negotiate with any Third Party, directly or indirectly through any Person, or offer to enter into an agreement with a Third Party regarding an opportunity for such Third Party to develop, commercialize, manufacture or otherwise exploit any Compound or Product (but, solely with respect to any Controlling Affiliate of Trevena,  specifically excluding any Excluded Compounds and Products) for any indication in any country or jurisdiction in the Territory other than any agreement that solely relates to activities with respect to the Development Program that are set forth in the Initial Development Plan, or any approved amendment thereto;

(c)                                  discuss with a Third Party any opportunity for such Third Party to develop, commercialize, manufacture or otherwise exploit any Compound or Product for any indication in any country or jurisdiction in the Territory; provided, that any general discussion of information that is in the public domain, including information contained in the joint press release to be issued by the Parties pursuant to Section 7.4, shall not constitute a breach of this Section 6.4.1(c);

(d)                                 publish or otherwise disclose to any Third Party any Information relating to any Compound or Product (but, with respect to any Controlling Affiliate of Trevena,  specifically excluding any Excluded Compounds and Products) except to the extent:

(i)             such Information is in the public domain as of the Option Execution Date;

(ii)          such disclosure is made by Trevena or any of its Affiliates to any of its or their respective consultants, contactors or other Third Parties as may be reasonably required to conduct the Development Program;

(iii)       such Information was generated by or on behalf of Trevena prior to the Option Execution Date and is published in a peer-reviewed scientific journal; provided, however, that Trevena shall provide Forest a copy of any such publication for

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Forest’s review and comment and Trevena shall consider in good faith Forest’s comments with respect thereto that are provided within [*] days after Forest receives a copy of such publication; provided, further, that in the event the publication of such Information is subject to any agreement between Trevena and a Third Party (such as a clinical trial site), then Forest’s right to review and comment on such publication shall be subject to Trevena’s right to review and comment on such publication under such Third Party agreement;

(iv)      such disclosure is made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction (including any Regulatory Authorities) or, if in the reasonable opinion of Trevena’s legal counsel, such disclosure is otherwise required by Applicable Law, including by reason of filing with securities regulators; provided, however, that Trevena shall first have given notice to Forest and given Forest a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment order requiring that such Information that is the subject of such order or is required by Applicable Law to be disclosed, as applicable, be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued or the disclosure was required by Applicable Law, as applicable; and provided, further, that the Information disclosed in response to such court or governmental order shall be limited to that information that is legally required to be disclosed in response to such court or governmental order or by Applicable Law;

(v)         such disclosure is made by Trevena or any of its Affiliates to any potential acquiror if (A) (1) Trevena or its Affiliate, as applicable, and such potential acquiror have agreed to the material terms of such acquisition and (2) Trevena or its Affiliate, as applicable, and such potential acquiror are in the advanced stages of negotiating an acquisition agreement that reflects such agreed terms; or (B) such disclosure is limited to the content of a set of slides relating to the Compound or Product that Forest has agreed to in writing, which slides describe generally the Compound, its anticipated indication, and general status and expected timing (but, for clarity, not amount) of future clinical milestones;

(vi)      such disclosure is made by Trevena or any of its Affiliates to any potential or actual financial investor that either (A) is not a biotechnology or pharmaceutical company or a subsidiary of a biotechnology or pharmaceutical company or (B) even if a biotechnology or pharmaceutical company or a subsidiary of a biotechnology or pharmaceutical company, is a Permitted Pharma Investor;

(vii)   such disclosure is made by Trevena or any of its Affiliates to any potential or actual financial investor that is a venture capital subsidiary or venture capital organizational division of a biotechnology or pharmaceutical company that would be a Permitted Pharma Investor except that such company or any Affiliate thereof is a party to, or in discussions or negotiations with Trevena or any of its Affiliates regarding, any agreement pursuant to which Trevena or one of its Affiliates grants such company or Affiliate a license or other right to develop or commercialize a propriety compound or product of Trevena or its Affiliate other than the Compounds and Products; provided, that such venture capital subsidiary or organizational division is bound by confidentiality and non-use obligations at least as stringent as those set forth herein and agrees in writing to implement procedures customary in the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

pharmaceutical industry to ensure that employees of the subsidiaries and other organizational divisions of such company that are responsible for the development and commercialization of biotechnology or pharmaceutical products do not have access to Information that is disclosed to such venture capital subsidiary or venture capital organizational division;

(viii)                                                such disclosure is made by Trevena or any of its Affiliates in presentation at a financial or industry conference; provided, however, such disclosure is limited to the content of a set of slides relating to the Compound or Product that Forest has agreed to in writing, which slides describe generally the Compound, its anticipated indication, and general status and expected timing (but, for clarity, not amount) of future clinical milestones;

(e)                                  assign, transfer, license, convey or otherwise encumber its right, title or interest in or to any Patent, Information or Regulatory Documentation (including by granting any covenant not to sue with respect thereto) that would be a Trevena Patent or constitute Trevena Know-How or Trevena Regulatory Documentation but for such assignment, transfer, license, conveyance or encumbrance;

(f)                                   enter into any agreement, written or oral, that would conflict with or otherwise diminish the rights and licenses granted by Trevena to Forest under the License Agreement; or

(g)                                  abandon any Existing Patent.

6.4.2.                                          During the Term, Trevena shall:

(a)                                 prioritize the allocation of the proceeds from the transaction contemplated by the Stock Purchase Agreement to funding the Development Program based on the budget set forth in the Initial Development Plan, and Trevena shall not spend less than the amount set forth in such budget in connection with the Development Program if such reduction in spending would [*] the Trevena Study, including the [*] the Trevena Study, without Forest’s written approval (which approval shall not be unreasonably conditioned, withheld or delayed);

(b)                                 ensure that each employee of Trevena with applicable expertise with respect to the Development Program devotes sufficient time to the Development Program and, with respect to any employee that is identified in the Initial Development Plan, in no event shall such employee devote less than the amount of time set forth with respect to him or her in the Initial Development Plan unless another employee with equivalent expertise is allocated to devote equivalent time in place of such identified employee; and

(c)                                  use all commercially reasonable efforts, consistent with Trevena’s past practices, to preserve and protect the Trevena Know-How and Trevena Patents, including diligently prosecuting the Existing Patents and seeking patent protection for any patentable invention that is developed, conceived or otherwise reduced to practice in connection with the Development Program.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

6.4.3.                                          From time to time during the Option Exercise Period but not more frequently than once every six months, upon Forest’s reasonable request, Trevena shall inform Forest of its financial condition solely for Forest to determine whether it desires to exercises the License Option prior to delivery of the Development Data Package.

ARTICLE 7
CONFIDENTIAL INFORMATION

7.1.                            Confidentiality Obligations.  Subject to Section 7.3, at all times during the Term and, for a period of [*] years thereafter (except where this Agreement is terminated pursuant to Section 9.2.1 or Section 9.2.2), each Party shall, and shall cause its officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or is reasonably necessary or reasonably useful for the performance of, or the exercise of such Party’s rights under, this Agreement.  In the event this Agreement is terminated pursuant to Section 9.2.1 or Section 9.2.2, all Confidential Information under this Agreement shall be Confidential Information of the disclosing Party under the License Agreement.  Notwithstanding the foregoing, the Parties acknowledge the practical difficulty of policing the use of information in the unaided memory of the receiving Party or its Affiliates and its and their officers, directors, employees, and agents, and as such each Party agrees that the receiving Party shall not be liable for the use by any of its or its Affiliates’ officers, directors, employees, or agents of specific Confidential Information of the disclosing Party that is retained in the unaided memory of such officer, director, employee or agent; provided, however, that (a) such officer, director, employee, or agent is not aware that such Confidential Information is the confidential information of disclosing Party at the time of such use; (b) the foregoing is not intended to grant, and shall not be deemed to grant, the receiving Party, its Affiliates, or its officers, directors, employees, and agents (i) a right to disclose the disclosing Party’s Confidential Information, or (ii) a license under any Patents or other intellectual property right of the disclosing Party; and (c) such officer, director, employee, or agent has not intentionally memorized such Confidential Information for use outside this Agreement.

7.2.                              Exceptions. Notwithstanding Section 7.1, the confidentiality and non-use obligations under Section 7.1 with respect to any Confidential Information shall not include any information that:

7.2.1.                                          is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no fault of the receiving Party in breach of this Agreement;

7.2.2.                                          can be demonstrated by documentation or other competent proof to have been in the receiving Party’s possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to such information;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

7.2.3.                                          is subsequently received by the receiving Party from a Third Party who is not bound by any obligation of confidentiality with respect to such information;

7.2.4.                                          has been published by a Third Party or otherwise enters the public domain through no fault of the receiving Party in breach of this Agreement; or

7.2.5.                                          can be demonstrated by documentation or other competent evidence to have been independently developed by or for the receiving Party without reference to the disclosing Party’s Confidential Information.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party.  Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party.

7.3.                            Permitted Disclosures.  Each Party may disclose Confidential Information to the extent that such disclosure is:

7.3.1.                                          made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction (including any Regulatory Authorities) or, if in the reasonable opinion of the receiving Party’s legal counsel, such disclosure is otherwise required by Applicable Law, including by reason of filing with securities regulators; provided, however, that the receiving Party shall first have given notice to the disclosing Party and given the disclosing Party a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment order requiring that the Confidential Information and documents that are the subject of such order or are required by Applicable Law to be disclosed, as applicable, be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued or the disclosure was required by Applicable Law, as applicable; and provided, further, that the Confidential Information disclosed in response to such court or governmental order shall be limited to that information that is legally required to be disclosed in response to such court or governmental order or by Applicable Law; or

7.3.2.                                          made by the receiving Party or any of its Affiliates to its or their attorneys, auditors, advisors, consultants, contractors or any Regulatory Authorities or other Third Parties for use by such Person as may be necessary or reasonably useful in connection with the performance of the Development Program; provided, however, that any such Third Party is bound by confidentiality and non-use obligations at least as stringent as those set forth herein, either by written agreement or through professional responsibility standards.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

7.4.                            Public Announcements.  The Parties have agreed upon the content of a joint press release that shall be issued substantially in the form attached hereto as Schedule 7.4, the release of which the Parties shall coordinate in order to accomplish such release promptly upon execution of this Agreement.  Neither Party shall issue any other public announcement, press release, or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, except for any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted).  Subject to Section 7.5.2, in the event a Party is, in the opinion of its counsel, required by Applicable Law or the rules of a stock exchange on which its securities are listed (or to which an application for listing has been submitted) to make such a public disclosure, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable (and in no event less than [*] Business Days prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon.  Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement or any amendment hereto that has already been publicly disclosed by such Party, or by the other Party, in accordance with this Section 7.4 or Section 7.5, provided that such information remains accurate as of such time and provided the frequency and form of such disclosure are reasonable.

7.5.                            Registration, Filing and Disclosure of this Agreement.

7.5.1.                                          The terms of this Agreement are confidential and shall not be disclosed by either Party except pursuant to Section 7.4 or this Section 7.5.

7.5.2.                                          To the extent a Party determines in good faith that it is required by Applicable Law to publicly file, or otherwise disclose, the terms of this Agreement to or with a Governmental Entity, including public filings pursuant to securities laws or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted), such disclosing Party shall provide the proposed redacted form of this Agreement to the other Party with a reasonable amount of time prior to filing or disclosure (and in any event at least [*] Business Days before filing or disclosure) for the other Party to review and comment upon such redacted form.  The Party making such filing, registration, notification or disclosure shall incorporate the reviewing Party’s reasonable comments regarding such redacted form and shall use Commercially Reasonable Efforts to seek confidential treatment for the redacted terms, to the extent such confidential treatment is applicable and reasonably available consistent with Applicable Law.  Each Party shall be responsible for its own legal and other external costs in connection with any such filing, registration or notification.

7.5.3.                                          Each Party may disclose to potential (a) acquirers, (b) partners or (c) financial investors that are not a biotechnology or pharmaceutical company or a subsidiary thereof or, if they are,  are Permitted Pharma Investors, in each case ((a), (b) or (c)), pursuant to obligations of confidentiality and non-use no less stringent than those set forth in this ARTICLE 7, an agreed redacted version of this Agreement that the Parties shall jointly prepare and use good faith efforts to agree to promptly after the Option Execution Date; provided, however, that if either Party seeks to disclose the terms of this Agreement prior to the Parties’ agreeing on a

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

redacted version of this Agreement in a manner not permitted by this Section 7.5.3, the Party seeking to disclose this Agreement must obtain the other Party’s prior written consent before disclosing this Agreement.

7.6.                            Return of Confidential Information.  Upon the effective date of the termination of this Agreement for any reason other than termination pursuant to Section 9.2.1 or Section 9.2.2, upon the written request of a Party, the non-requesting Party shall either, at the requesting Party’s election: (a) promptly destroy all copies of Confidential Information in the possession of the non-requesting Party to which the non-requesting Party does not retain rights under the surviving provisions of this Agreement and confirm such destruction in writing to the requesting Party; or (b) promptly deliver to the requesting Party, at the non-requesting Party’s sole cost and expense, all copies of Confidential Information in the possession of the non-requesting Party to which the non-requesting Party does not retain rights under the surviving provisions of this Agreement; provided, however, the non-requesting Party shall be permitted to retain one copy of such Confidential Information for the sole purpose of performing any continuing obligations hereunder or for archival purposes.  Notwithstanding the foregoing, the non-requesting Party also shall be permitted to retain such additional copies of or any computer records or files containing such Confidential Information that have been created solely by the non-requesting Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with the non-requesting Party’s standard archiving and back-up procedures, but not for any other use or purpose.  All Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 7.1, unless this Agreement is terminated pursuant to Section 9.2.1 or Section 9.2.2, in which case such Confidential Information shall be subject to the terms of Article 8 of the License Agreement.

ARTICLE 8
INDEMNIFICATION

8.1.                            Indemnification Obligations.

8.1.1.                                          Indemnification of Trevena.  Trevena shall indemnify Forest, its Affiliates and its and their respective directors, officers, employees, and agents (the “Forest Indemnitees”), and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) to the extent arising or occurring as a result of Trevena’s performance of the Development Program, except for those Losses for which Forest has an obligation to indemnify any Trevena Indemnitee pursuant to Section 8.1.2, as to which Losses each Party shall indemnify each of the Trevena Indemnitees or Forest Indemnitees, as applicable, to the extent of its respective liability for such Losses relative to the other Party.

8.1.2.                                          Indemnification of Forest.  Forest shall indemnify Trevena, its Affiliates and its and their respective directors, officers, employees, and agents (the “Trevena Indemnitees”), and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims to the extent arising or occurring as a result of Forest’s performance of the Development Program, except for those Losses for which Trevena

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

has an obligation to indemnify any Forest Indemnitee pursuant to Section 8.1.1, as to which Losses each Party shall indemnify each of the Trevena Indemnitees or Forest Indemnitees, as applicable, to the extent of its respective liability for such Losses relative to the other Party.

8.2.                            Indemnification Procedures.

8.2.1.                                          Notice of Claim.  All indemnification claims in respect of a Forest Indemnitee or a Trevena Indemnitee shall be made solely by Forest or Trevena, as applicable (each of Forest or Trevena in such capacity, the “Indemnified Party”).  The Indemnified Party shall give the Indemnifying Party prompt written notice (an “Indemnification Claim Notice”) within 15 Business Days of becoming aware of any Third Party Claim asserted or threatened against a Forest Indemnitee or a Trevena Indemnitee, as applicable, that could give rise to a right of indemnification under this Agreement, but in no event shall the Indemnifying Party be liable for any Losses to the extent such Losses result from any delay in providing such Indemnification Claim Notice.  Each Indemnification Claim Notice must contain a description of the Third Party Claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time).  The Indemnified Party shall furnish promptly to the Indemnifying Party access to all papers and official documents received in respect of any Losses and Third Party Claims.

8.2.2.                                          Control of Defense.  At its option, the Indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within 30 days after the Indemnifying Party’s receipt of an Indemnification Claim Notice.  The assumption of the defense of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any Forest Indemnitee or Trevena Indemnitee, as applicable, in respect of such Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against a Forest Indemnitee’s or Trevena Indemnitee’s, as applicable, claim for indemnification.  Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of such Third Party Claim any legal counsel selected by the Indemnifying Party.  If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the Indemnifying Party all original notices and documents (including court papers) received by any Forest Indemnitee or Trevena Indemnitee, as applicable, in connection with such Third Party Claim.  If the Indemnifying Party assumes the defense of a Third Party Claim, except as provided in Section 8.2.3, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party or any Forest Indemnitee or Trevena Indemnitee, as applicable, in connection with the analysis, defense or settlement of such Third Party Claim.  If it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or save harmless a Forest Indemnitee or Trevena Indemnitee, as applicable, from and against a Third Party Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Losses incurred by the Indemnifying Party in its defense of such Third Party Claim.

8.2.3.                                          Right to Participate in Defense.  The Indemnified Party shall be entitled to participate in, but not control, the defense of a Third Party Claim and to employ

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s sole cost and expense unless (a) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (b) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 8.2.2 (in which case the Indemnified Party shall control the defense), or (c) the interests of the Indemnified Party and any Forest Indemnitee or Trevena Indemnitee, as applicable, on the one hand, and the Indemnifying Party, on the other hand, with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of all such Persons under Applicable Law, ethical rules or equitable principles (in which case the Indemnifying Party shall control its defense and the Indemnified Party shall control the defense of the Forest Indemnitees or the Trevena Indemnitees, as applicable).  In any such event ((a), (b) or (c)), the Indemnifying Party shall reimburse the Indemnified Party (pursuant to Section 8.2.6) for any costs and expenses incurred in connection with such defense (including the cost of counsel).

8.2.4.                                          Settlement. With respect to any Third Party Claim that the Indemnifying Party has assumed the defense of in accordance with Section 8.2.2 that relates solely to the payment of money damages in connection with such Third Party Claim that shall not result in any Forest Indemnitee or Trevena Indemnitee, as applicable, becoming subject to injunctive or other relief or otherwise adversely affecting the business of any Forest Indemnitee or Trevena Indemnitee, as applicable, in any manner, and as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify all Forest Indemnitees or Trevena Indemnitees, as applicable, hereunder, the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Third Party Claim, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate; provided, however, that the Indemnifying Party may not enter into any compromise or settlement unless such compromise or settlement includes as an unconditional term thereof, the giving by each claimant or plaintiff to the Indemnified Party and all Forest Indemnitees or Trevena Indemnitees, as applicable, of a release from all liability in respect of such claim.  With respect to all other Third Party Claims that the Indemnifying Party has assumed the defense of in accordance with Section 8.2.2, the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Third Party Claim; provided, however, that it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably conditioned, withheld or delayed).  If the Indemnifying Party has assumed the defense of a Third Party Claim in accordance with Section 8.2.2, the Indemnifying Party shall not be liable for any settlement or other disposition of such Third Party Claim by a Forest Indemnitee or a Trevena Indemnitee, as applicable, that is reached without the prior written consent of the Indemnifying Party.  Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall not, and the Indemnified Party shall ensure that each Forest Indemnitee or Trevena Indemnitee, as applicable, does not, admit any liability with respect to or settle, compromise or discharge, any Third Party Claim for which it has or intends to seek indemnification under Section 8.1 without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably conditioned, withheld or delayed).

8.2.5.                                          Cooperation.  Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

cause each Forest Indemnitee or Trevena Indemnitee, as applicable, to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.  Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party and any Forest Indemnitee or Trevena Indemnitee, as applicable, of, records and information that are reasonably relevant to such Third Party Claim, and making all Forest Indemnitees or Trevena Indemnitees, as applicable, and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, however, that neither Party shall be required to disclose legally privileged information unless and until procedures reasonably acceptable to such Party are in place to protect such privilege, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable and verifiable out-of-pocket expenses in connection therewith.

8.2.6.                                          Expenses.  Except as specifically provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim shall be reimbursed on a Calendar Quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest any Forest Indemnitee’s or Trevena Indemnitee’s, as applicable, right to indemnification and subject to refund if the Indemnifying Party is ultimately held not to be obligated to indemnify a Forest Indemnitee or Trevena Indemnitee, as applicable.

8.3.                            Special, Indirect, and Other Losses.  EXCEPT WITH RESPECT TO THE INTENTIONAL MISCONDUCT OR FRAUD OF A PARTY OR A PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE 7, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING BUSINESS INTERRUPTION OR LOST PROFITS, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE ARISING FROM THIS AGREEMENT; PROVIDED, HOWEVER, THIS EXCLUSION IS NOT INTENDED TO, NOR SHALL, EXCLUDE ACTUAL OR COMPENSATORY DAMAGES OF THE AFFECTED PARTY, INCLUDING SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, OWED TO THIRD PARTIES AS A RESULT OF A THIRD PARTY CLAIM.

ARTICLE 9
TERM AND TERMINATION

9.1.                            Term.  This Agreement shall commence on the Option Execution Date and shall continue in full force and effect until terminated in accordance with Section 9.2 (such period, the “Term”).

9.2.                            Termination.

9.2.1.                                          Exercise of Option.  If Forest delivers a License Option Exercise Notice to Trevena during the Option Exercise Period, then this Agreement shall

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

automatically terminate as of the date the License Agreement becomes effective pursuant to its terms.

9.2.2.                                          Agreement of Revised Terms.  If (a) Forest delivers a Renegotiation Option Notice (where permitted) during the Renegotiation Option Period or (b) Forest delivers a Backstop Renegotiation Notice to Trevena before 11:59 p.m. ET on the [*] Business Day after the Backstop Date, and, in either case ((a) or (b)), Forest and Trevena agree to Revised Terms during the Renegotiation Period or the Backstop Renegotiation Period, as applicable, then this Agreement shall automatically terminate as of the date the Revised Terms become effective pursuant to their terms.

9.2.3.                                          Expiration of Option Exercise Period.  If Forest (a) does not deliver a Renegotiation Option Notice (where permitted) during the Renegotiation Option Period and (b) does not deliver a License Option Exercise Notice during the Option Exercise Period, then this Agreement shall automatically terminate as of the expiration of the Option Exercise Period.

9.2.4.                                          Expiration of Renegotiation Period.  If Forest delivers a Renegotiation Option Notice (where permitted) during the Renegotiation Option Period and Forest and Trevena do not agree to Revised Terms during the Renegotiation Period, this Agreement shall automatically terminate as of the expiration of the Renegotiation Period.

9.2.5.                                          Backstop Termination.

(a)                                 If the Trevena Study is not actively ongoing (other than due to a breach by Trevena of its obligations under Section 2.2.1) and has not been completed as of the Backstop Date and Forest does not deliver a Backstop Renegotiation Notice to Trevena before 11:59 p.m. ET on the [*] Business Day after the Backstop Date, then this Agreement shall automatically terminate as of 11:59 p.m. ET on the [*] Business Day after the Backstop Date.

(b)                                 If Forest delivers a Backstop Renegotiation Notice to Trevena before 11:59 p.m. ET on the [*] Business Day after the Backstop Date and Forest and Trevena do not agree to Revised Terms during the Backstop Renegotiation Period, then this Agreement shall automatically terminate as of the expiration of the Backstop Renegotiation Period.

9.2.6.                                          By Forest.  Forest may terminate this Agreement in its sole discretion immediately upon written notice to Trevena at any time prior to the date, if any, Forest delivers a License Option Exercise Notice or Renegotiation Option Notice to Trevena.

9.2.7.                                          Failure to Obtain Competition Law Approvals.  Either Party shall have the right to terminate this Agreement pursuant to Section 4.3.4.

9.3.                            Effect of Termination.  In the event of termination under any of Sections 9.2.3 through 9.2.7, the following shall apply:

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

9.3.1.                                          All licenses, options to license and other rights granted hereunder by Trevena to Forest with respect to the Trevena Patents, Trevena Know-How or Trevena Regulatory Documentation shall terminate and be of no further force and effect.

9.3.2.                                          The License Agreement shall not become effective and shall be void and null.

9.3.3.                                          If during the Term Forest conducted, or had conducted, any market research or data analyses (including simulations of pharmacokinetic and pharmacodynamic parameters) with respect to the Compounds and the Products in the Territory, then, promptly after the end of the Term, Forest shall make available to Trevena, at no cost, any such market research or data that has not previously been provided to Trevena, except to the extent making such market research or data available to Trevena would result in a breach of any agreement, instrument or contractual obligation to which Forest or any of its Affiliates is bound (such market research or data, the “Transferred Research Information”).  Any such Transferred Research Information shall not be considered Confidential Information of Forest, and Trevena shall have the right to use the Transferred Research Information in its development and commercialization of Compounds or Products worldwide, except as may be limited by, and subject to, any agreement, instrument or contractual obligation to which Forest or any of its Affiliates is bound.

9.3.4.                                          With respect to any Assumed Development Program Activities that involve control of human clinical trials that are ongoing as of the effective date of termination, Forest shall transfer to Trevena or its designee the IND and appropriate Sponsor Responsibilities for such clinical trials and cooperate with Trevena to ensure a smooth and orderly transition thereof that will not involve any disruption of such clinical trials.

9.3.5.                                          Forest hereby assigns to Trevena, effective as of the effective date of such termination, all Information generated by Forest in the course of conducting the Assumed Development Program Activities.  Forest shall transfer all such Information to Trevena promptly after the effective date of such termination, and Forest shall have no further right to use or exploit such Information, and Trevena shall have the sole and exclusive right to use or exploit such Information as if such Information were generated by Trevena in its performance of the Development Program without Forest’s election to conduct such Assumed Development Program Activities.

9.4.                            Accrued Rights; Surviving Obligations.  Termination of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination.  Such termination shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.  Without limiting the foregoing, Section 2.4.3, Section 2.4.4, Section 2.5, Section 2.8, Section 4.5 (and the other sections that indicated to survive therein), Section 5.3.1, Section 5.3.2, Section 9.3, this Section 9.4, ARTICLE 7 (unless this Agreement is terminated pursuant to Section 9.2.1), ARTICLE 8 and ARTICLE 10 shall survive the termination or expiration of this Agreement for any reason.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ARTICLE 10
MISCELLANEOUS

10.1.                     Export Control.  This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on the Parties from time to time.  Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other Governmental Entity in accordance with Applicable Law.

10.2.                     Assignment.  Without the prior written consent of the other Party (which consent shall not be unreasonably conditioned, withheld or delayed), neither Party shall sell, transfer, assign, delegate, pledge, or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that (a) Forest may make such an assignment without Trevena’s consent to any of its Affiliates or to an assignee of all or substantially all of the assets of the business unit at Forest that will be responsible for the Compounds and the Products if Forest exercised its License Option and (b) Trevena may make such an assignment without Forest’s consent to any of its Affiliates.  For clarity, no consent of the other Party shall be required under this Agreement with respect to any Change in Control (as defined in the License Agreement) of a Party.  With respect to a permitted assignment to an Affiliate, the assigning Party shall remain responsible for the performance by such Affiliate of the rights and obligations hereunder.  Neither Party may assign its rights and duties under this Agreement to any Person unless it concurrently assigns and transfers all of its rights and duties under the License Agreement to such Person.  Any attempted assignment or delegation in violation of this Section 10.2 shall be void and of no effect.  All validly assigned and delegated rights and obligations of either Party hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of such Party.  In the event either Party seeks and obtains the other Party’s consent to assign or delegate its rights or obligations to a Third Party, the assignee or transferee shall assume all obligations of its assignor or transferor under this Agreement.

10.3.                     Severability.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and reasonably acceptable to the Parties.  To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid, or unenforceable in any respect.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

10.4.                     Governing Law and Service.

10.4.1.                                   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

10.4.2.                                   Service.  Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 10.6.2 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

10.5.                     Dispute Resolution; Arbitration.

10.5.1.                                   Dispute Resolution.  Except for disputes handled pursuant to Section 3.4, in the event of a dispute arising out of or relating to this Agreement, either Party shall provide written notice of the dispute to the other, in which event the dispute shall be referred to the Senior Officers of each Party, for attempted resolution by good faith negotiations within [*] days after such notice is received. In the event the Senior Officers do not resolve such dispute within the allotted [*] days, or a Party reasonably believes such matter will not be so resolved, either Party may seek to resolve the dispute through arbitration in accordance with Section 10.5.2.

10.5.2.                                   Arbitration.

(a)                                 Claims.  Any claim, dispute, or controversy of whatever nature arising between the Parties out of or relating to this Agreement, or concerning the interpretation, effect, termination, validity, performance or breach of this Agreement that is not resolved under Section 10.5.1 within the required [*]-day time period, shall be resolved by final and binding arbitration before a panel of three experts with relevant industry experience (the “Arbitrators”).  Each of Trevena and Forest shall promptly select one Arbitrator each, which selections shall in no event be made later than [*] days after the notice of initiation of arbitration. The third Arbitrator shall be chosen promptly by mutual agreement of the Arbitrator chosen by Trevena and the Arbitrator chosen by Forest, but in no event later than [*] days after the date that the last of such Arbitrators was appointed.  The Arbitrators shall determine what discovery will be permitted, consistent with the goal of reasonably controlling the cost and time that the Parties must expend for discovery, provided that the Arbitrators shall permit such discovery as he or she deems necessary to permit an equitable resolution of the dispute.  The arbitration shall be administered by the American Arbitration Association (or its successor entity) in accordance with the then current Commercial Rules of the American Arbitration Association including the Procedures for Large, Complex Commercial Disputes (including the Optional Rules for Emergency Measures of Protection), except as modified in this Agreement.  The arbitration shall be held in New York, New York, and the Parties shall use reasonable efforts to expedite the arbitration if requested by either Party.  The Arbitrators shall be instructed by the Parties to complete the arbitration within [*] days after selection of the final Arbitrator.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(b)                                 Arbitrators’ Award.  The Arbitrators shall, within [*] days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded.  The decision or award rendered by the Arbitrators shall be final and non-appealable, and judgment may be entered upon it in accordance with Applicable Law in any other court of competent jurisdiction, and shall be governed by the terms and conditions hereof, including the limitation on damages set forth in Section 8.3.  The Arbitrators shall not be authorized to reform, modify or materially change this Agreement or any other agreements contemplated hereunder.

(c)                                  Costs.  Each Party shall bear its own counsel fees, costs, and disbursements arising out of the arbitration described in this Section 10.5.2 and the fees and costs of the Arbitrator it selected, and shall pay an equal share of the fees and costs of the Arbitrator selected by the Arbitrators selected by Trevena or Forest, as applicable, and all other general fees related to the arbitration; provided, however, that the Arbitrators shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable counsel fees, costs and disbursements (including expert witness fees and expenses, photocopy charges, or travel expenses), or the fees and costs of the Arbitrators.

(d)                                 Compliance with this Agreement.  Unless the Parties otherwise agree in writing, during the period of time that any arbitration proceeding is pending under this Agreement, the Parties shall be required to continue to comply with all those terms and provisions of this Agreement that are not the subject of the pending arbitration proceeding.

(e)                                  Injunctive or Other Equity Relief.  Nothing contained in this Agreement shall deny any Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing arbitration proceeding.

(f)                                   Confidentiality of Proceedings.  All arbitration proceedings and decisions of the Arbitrator under this Section 10.5 shall be deemed Confidential Information of both Parties under ARTICLE 7.

10.6.                     Notices.

10.6.1.                                   Notice Requirements.  Any notice, request, demand, waiver, consent, approval, or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by facsimile transmission (with transmission confirmed) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the applicable Party at is respective address specified in Section 10.6.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 10.6.1.  Such notice shall be deemed to have been given as of the date delivered by hand or transmitted by facsimile (with transmission confirmed) or on the second Business Day

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(at the place of delivery) after deposit with an internationally recognized overnight delivery service.  Any notice delivered by facsimile shall be confirmed by a hard copy delivered as soon as practicable thereafter.  This Section 10.6.1 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

10.6.2.                                   Address for Notice.

If to Forest, to:

Forest Laboratories Holdings Limited

Cumberland House

9th Floor

1 Victoria Street

Hamilton HM 11, Bermuda

Attention:  Chairman

Facsimile:  [*]

with a copy (which shall not constitute notice) to:

Forest Laboratories, Inc.

909 Third Avenue

New York, NY 10022

Attention:  General Counsel

Facsimile:  [*]

If to Trevena, to:

Trevena, Inc.,

1018 West 8th Avenue, Suite A

King of Prussia, Pennsylvania, 19406

Attention: Chief Executive Officer

Facsimile:

with a copy (which shall not constitute notice) to:

Cooley LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, California 94306

Attention: Barbara Kosacz

Facsimile: (650) 849-7400

10.7.                     Entire Agreement; Amendments.  This Agreement and the License Agreement, together with the Schedules attached hereto and thereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises, and representations, whether written or oral,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

with respect thereto are superseded hereby, including the Existing NDA.  Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement or the License Agreement.  No amendment, modification, release, or discharge of any term or condition of this Agreement shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.  In the event of any inconsistencies between this Agreement and any schedules or other attachments hereto, the terms of this Agreement shall control.

10.8.                     Equitable Relief.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that in the event of a breach or threatened breach of any provision of this Agreement the non-breaching Party shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled at law or in equity.  Each Party hereby waives any requirement that the other Party (a) post a bond or other security as a condition for obtaining any such relief or (b) show irreparable harm, balancing of harms, consideration of the public interest, or inadequacy of monetary damages as a remedy.

10.9.                     Waiver and Non-Exclusion of Remedies.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.  The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

10.10.              No Benefit to Third Parties.  The covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.

10.11.              Further Assurance.  Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

10.12.              Relationship of the Parties.  It is expressly agreed that Trevena, on the one hand, and Forest, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture, or agency.  Neither Party shall have the authority to make any statements, representations, or commitments

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

of any kind, or to take any action, that is considered binding on the other Party, without the prior written consent of such other Party.  All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

10.13.              References.  Unless otherwise specified, (a) references in this Agreement to any Article, Section or Schedule mean references to such Article, Section or Schedule of this Agreement, (b) references in any Section to any clause are references to such clause of such Section, and (c) references to any agreement, instrument, or other document in this Agreement refer to such agreement, instrument, or other document as originally executed or, if subsequently amended, replaced, or supplemented from time to time, as so amended, replaced, or supplemented and in effect at the relevant time of reference thereto.

10.14.              Construction.  Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or).  Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days.  The captions of this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.  The term “including,” “include,” or “includes” as used herein mean including, without limiting the generality of any description preceding such term.  The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party.

10.15.              Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may be executed by facsimile or electronically transmitted signatures and such signatures shall be deemed to bind each Party as if they were original signatures.

[SIGNATURE PAGE FOLLOWS.]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the date first written above.

Trevena, Inc.		Forest Laboratories Holdings Limited

By:	/s/ Maxine Gowen	By:	/s/ David F. Solomon
Name:	Maxine Gowen	Name:	David F. Solomon
Title:	President and CEO	Title:	Assistant Secretary

[Signature Page to Option Agreement]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule 1.52

Lead Compound Structure

{Sar}-{Arg}-{Val}-{Tyr}-{Ile}-{His}-{Pro}-{D-Ala}

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule 1.77

Renegotiation Trigger Criteria

Criterion One:

[*]

Criterion Two:

Each of the following criteria (A), (B) and (C) are satisfied:

(A) [*]

(B) [*] and

(C) [*]

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule 2.1.1

Initial Development Plan

Trevena Study:

Phase 2b clinical study to explore the efficacy of TRV027 in hospitalized acute heart failure patients (A Randomized, Double-Blind, Placebo-Controlled, Dose Ranging Study to Explore the Efficacy of TRV027 in Patients Hospitalized for Acute Decompensated Heart Failure)

•                  Study Objectives:

•                  Primary Objective: [*]

•                  Secondary Objective: [*]

•                  Study Population:

[*]

•                  Inclusion/Exclusion Criteria:

•                  Inclusion criteria are expected to include:

[*]

•                  Exclusion criteria are expected to include:

1)                                     [*]

2)                                     [*]

3)                                     Medications:

[*]

4)                                     Medical history:

[*]

•                  General Design and Methodology:

This is a randomized, double-blind, placebo-controlled, dose ranging study to explore the safety and efficacy of TRV027 in patients with ADHF.  [*]

A total of 500 patients are expected to be randomized. [*]

Study drug (TRV027 or placebo) will be administered [*]

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

•                  Efficacy Variables and Endpoints:

•                  Primary Efficacy Variable and Endpoint:

The primary clinical endpoint will be [*]

•                  Secondary Efficacy Variable and Endpoint: [*]

• Exploratory endpoints [*]

•                  Safety Measures

The incidence of the following events will be collected:

[*]

[*]

Development of PRO

In parallel with Phase 2b, work will proceed on development of a PRO based on [*].

Population PK and PK/PD

Population PK and PK/PD analyses will be performed [*]

Pharmaceutical Development Activities:

[*]

Estimated Timing:

•                  The total estimated duration of the initial development plan activities from initiation of work with a CRO through to final tables figures and listings is [*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Estimated Cost:

Clinical:

	CRO Direct Costs		CRO Indirect Costs		CRO Summary Costs
[*]	[*	]	[*	]	[*	]
TOTAL CLINICAL	[*	]	[*	]	[*	]

CMC Trevena Study Support

[*]	[*	]
TOTAL CMC TO SUPPORT TREVENA STUDY	[*	]

Additional CMC Work

[*]	[*	]
TOTAL Additional CMC Work	[*	]

Consulting (inc. medical writing, regulatory)

Total Consulting: $[*]

IP Costs

Total IP: $[*]

Travel

Total Travel: $[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Internal Headcount

2013			2014			2015
$	[*	]	$	[*	]	$	[*	]

Total Direct Headcount: $[*]

Indirect Costs (overhead)

Total Indirect Costs: $[*]

Contingency

Total Contingency: $[*]

Grand Total

Grand Total: $[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule 2.1.4

[*] Studies

•                  [*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule 6.2.1

Disclosure Schedules

These disclosure schedules (“Disclosure Schedules”) are being furnished by Trevena to Forest pursuant to Section 6.2.1 of the Option Agreement between Trevena and Forest, dated as of May 3, 2013 (the “Option Agreement”) and as of the Option Execution Date.  It is intended that these Disclosure Schedules may be updated pursuant to Section 2.9 of the Option Agreement.  All capitalized terms used but not defined herein shall have the meanings as defined in the Option Agreement or the License Agreement, unless otherwise provided.

These Disclosure Schedules have been arranged into separate Parts corresponding to subsections of Sections 9.1 and 9.2 of the License Agreement setting forth certain exceptions to the representations and warranties contained in Section 9.1 and 9.2, which representations and warranties are incorporated by reference in the Option Agreement.

The information set forth in the Disclosure Schedules is disclosed solely for the purposes of the Option Agreement, and no such information shall be deemed to be an admission by any party hereto to any Third Party of any matter whatsoever, including of any violation of Law or breach of any contract.  Nothing in the Disclosure Schedules is intended to broaden the scope of any representation or warranty contained in the Option Agreement or the License Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Section 6.2.1.1 (Section 9.2.1)

Existing Patents (List includes the provisional application that was used as a priority claim).

Country	Serial No.		Title		Filing Date
[*]	[*	]	[*	]	[*	]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Section 9.2.5

Trevena has entered into the following agreements:

Agreement	Party Name		Party Role		Effective Date		Agreement Term
[*]	[*	]	[*	]	[*	]	[*	]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Section 9.2.6: Trevena has entered into the following agreements:

Agreement	Party Name		Party Role		Effective Date		Agreement Term
[*]	[*	]	[*	]	[*	]	[*	]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Section 9.2.13

Trevena has entered into that certain Master Development and Clinical Manufacturing Agreement with [*]

Trevena has entered into that certain Material Transfer Agreement with [*].

Trevena has entered into that certain Material Transfer Agreement with [*]

Trevena has entered into that certain Material Transfer Agreement with [*].

Trevena has entered into that certain Material Transfer Agreement with [*].

Trevena has entered into that certain Material Transfer Agreement with [*].

Trevena has entered into that certain Sponsored Research Agreement with [*].

Trevena has entered into that certain Master Service Agreement with [*].

Trevena has entered into that certain Sponsored Research Agreement with [*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule 7.4

Form of Joint Press Release

Trevena Inc. and Forest Laboratories Announce a Collaborative Agreement

For Development of TRV027 for the Treatment of Acute Heart Failure

Forest Laboratories leads Trevena’s $60 Million Series C Funding Round

All existing investors to also participate

May 9, 2013 — King of Prussia, PA and New York, NY - Trevena Inc., (Trevena) a clinical stage pharmaceutical company and the leader in the discovery and development of G-protein coupled receptors (GPCR) biased ligands, and Forest Laboratories Holding Limited (Forest), a subsidiary of Forest Laboratories Inc. (NYSE:FRX), an international pharmaceutical company, announced today that they have entered into a collaborative licensing option agreement for the development of TRV027, an AT1R biased-ligand that recently completed Phase 2a clinical trials. Trevena expects to commence a 500-patient multi-center Phase 2b clinical trial in acute decompensated heart failure (ADHF) by year end.

Specific terms of the transaction were not disclosed but the agreement includes a $30 million equity investment by Forest in Trevena and the grant  by Trevena to Forest of an option to exclusively license TRV027 on a worldwide basis following completion of the planned Phase 2b clinical trial which will be funded by Trevena.  The parties will establish a joint development committee to oversee the development of TRV027 with Trevena retaining operational authority during the option period. Following the exercise of the option, Forest will make payments of up to $430 million, depending upon the achievement of future development and commercial milestones, plus royalties, and will have responsibility for the development and commercialization of the product.

“We are excited to enter into this collaboration with Trevena, a leader in the ground breaking science of GPCR biased ligands. TRV-027 represents an important opportunity for Forest to build on our presence in the cardiovascular market and the hospital segment. ADHF is the fourth leading cause of hospitalizations in the United States and there has been no material change in the standard of care for patients with ADHF for decades. TRV-027 has the potential to be a significant new advance in the treatment of ADHF because it addresses the underlying pathophysiology of the disease which has been demonstrated in pre-clinical and early clinical work by Trevena.” said David Solomon, Forest’s SVP of Corporate Development & Strategic Planning.

“Forest Labs brings a wealth of drug development and commercialization experience to the TRV027 program,” said Maxine Gowen, Trevena’s President and Chief Executive Officer. “This collaboration provides us with an opportunity to maximize the potential of this promising compound, and further validates our biased ligand approach to GPCR drug discovery.”

Under the terms of the deal, Forest Labs will lead Trevena’s $60 million Series C financing round with a $30 million investment.  An executive of Forest Laboratories will also join Trevena’s Board of Directors.  Existing investors also participating in the round are Alta Partners, Healthcare Ventures, NEA, Polaris and Yasuda Enterprise Development Company.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

About TRV027 and ADHF

TRV027 is an experimental intravenous drug for the treatment of acute decompensated heart failure (ADHF), currently in mid-stage clinical trials. It is a novel beta-arrestin biased ligand of the angiotensin II type 1 receptor (AT1R) that combines the proven benefits of angiotensin blockade with new beta-arrestin-mediated biology to preserve cardiac and renal function.  Trevena recently presented the results of a Phase 2a study on the hemodynamic effects of TRV027 in patients with advanced heart failure with reduced ejection fraction, as a poster at the American College of Cardiology meeting in March 2013. Trevena successfully completed the Phase 2a study in October 2012, in which TRV027 was generally well-tolerated and produced a beneficial set of hemodynamic effects.  The Phase 2a study was a randomized, double-blind, placebo-controlled, adaptive, ascending dose-titration study to evaluate the safety, tolerability, pharmacokinetics, and invasive hemodynamics of TRV027 in patients with stable NYHA Class 3 and 4 heart failure (NCT01187836).

The American Heart Association estimated that ADHF hospitalization costs the U.S. healthcare system more than $20 billion each year in direct spending. ADHF is already the leading reason for hospitalization of individuals over 65 years old in the United States, with over 1.3 million hospital admissions per year. ADHF is also the most costly diagnosis for Medicare. Despite the significance of this problem, current therapies are not producing meaningful improvements in patient outcomes. ADHF incidence is increasing globally, and both heart failure mortality and hospital re-admission following an ADHF event remain extremely high.

About Trevena

Trevena, Inc. is a clinical stage pharmaceutical company focused on discovering and developing the next generation of G-protein coupled receptor (GPCR) targeted medicines. GPCRs are the targets for at least one-third of modern medicinal products, and remain the predominant class of targets under clinical evaluation. Trevena’s expertise lies in engineering “biased ligands” that activate only the beneficial signaling pathways downstream of a GPCR to unlock new biology and avoid drug adverse effects. In addition to TRV027, Trevena’s pipeline currently includes a clinical stage mu-opioid biased ligand for post-operative pain, and discovery-stage programs for chronic pain, and Parkinson’s disease.

About Forest Laboratories

Forest Laboratories’ (NYSE: FRX) longstanding global partnerships and track record developing and marketing pharmaceutical products in the United States have yielded its well-established central nervous system and cardiovascular franchises and innovations in anti-infective, respiratory, gastrointestinal and pain management medicine. Forest’s pipeline, the most robust in its history, includes product candidates in all stages of development across a wide range of therapeutic areas. The Company is headquartered in New York, NY. To learn more, visit www.FRX.com.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Except for the historical information contained herein, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in Forest Laboratories’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and any subsequent SEC filings. Forest assumes no obligation to update forward-looking statements contained in this release to reflect new information or future events or developments.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.